Exhibit 10.13

This FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of November 13, 2019 (as amended, restated, supplemented or otherwise modified from time to time, this “Amendment”), is by and among COREPOINT OPERATING PARTNERSHIP L.P., a Delaware limited partnership (“Holdings”), COREPOINT BORROWER L.L.C., a Delaware limited liability company (the “Borrower”), the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as administrative agent under the Credit Agreement referred to below (in such capacity, the “Administrative Agent”).
RECITALS:
WHEREAS, reference is made to that certain Credit Agreement, dated as of May 30, 2018 (as amended, restated, supplemented or otherwise modified from time to time the “Credit Agreement” and as amended by this Amendment, the “Amended Credit Agreement”; capitalized terms used herein without definition are used as defined in the Amended Credit Agreement), by and among Holdings, the Borrower, the Administrative Agent, and the other financial institutions from time to time party thereto, as Lenders;
WHEREAS, the Borrower has requested certain amendments to the Credit Agreement; and
WHEREAS, each of the Lenders party to the Credit Agreement has agreed to amend the Credit Agreement on the terms and conditions set forth herein.
AGREEMENT:
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
I.    Amendments.     Effective as of the First Amendment Effective Date (as defined herein), the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the Amended Credit Agreement attached as Exhibit A hereto.
II.    Representations and Warranties. Each of Holdings and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that, as of the First Amendment Effective Date:
A.    Each Group Member is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization except (other than with respect to Holdings and the Borrower) to the extent that failure to be in good standing could not reasonably be expected to have a Material Adverse Effect.

B.    Each Loan Party has the power and authority, and the legal right, to make, deliver and perform this Amendment. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of this Amendment.
C.    No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment, except consents, authorizations, filings and notices (i) which consents, authorizations, filings and notices have been obtained or made and are in full force and effect or (ii) the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.
D.    This Amendment has been duly executed and delivered on behalf of each Loan Party. This Amendment constitutes, and the Credit Agreement as amended by this Amendment constitutes, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
E.    The execution, delivery and performance of this Amendment will not violate any Requirement of Law or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Collateral Documents), except to the extent that such violation could not reasonably be expected to have a Material Adverse Effect.
F.    No Default or Event of Default has occurred and is continuing.
III.    Conditions Precedent. This Amendment and the amendments attached as Exhibit A hereto shall become effective on the date (the “First Amendment Effective Date”) when each of the following conditions shall have been fulfilled to the satisfaction of the Administrative Agent:
A.    The Administrative Agent (or its counsel) shall have received counterparts of this Amendment executed by each Loan Party, the Administrative Agent, and each of the Lenders under the Credit Agreement;
B.    The representations set forth in Section II above and in Section 4 of the Amended Credit Agreement shall be true and correct in all material respects;

C.    The Administrative Agent shall have received from the Borrower, for the benefit of each Lender party hereto, an amendment consent fee equal to 0.125% of each Lender’s Revolving Commitment on the First Amendment Effective Date.
D.    The Lenders and the Administrative Agent shall have received all reasonable out-of-pocket and documented expenses (including the reasonable fees and expenses of legal counsel) required to be reimbursed that have been invoiced a reasonable period of time prior to the First Amendment Effective Date.
IV.    Amendment is a “Loan Document”. This Amendment is a Loan Document and all references to a “Loan Document” in the Credit Agreement and the other Loan Documents (including, without limitation, all such references in the representations and warranties in the Credit Agreement and the other Loan Documents) shall be deemed to include this Amendment. By its execution of this Amendment, each Person party hereto that is a Lender under the Credit Agreement hereby consents to this Amendment (including the modifications set forth in the Amended Credit Agreement) with respect to all of its Revolving Loans and Revolving Commitments under the Credit Agreement.
V.    Reaffirmation of Obligations. Each Loan Party (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) affirms all of its Obligations under the Loan Documents (as modified by this Amendment and the Amended Credit Agreement) and (c) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge such Loan Party’s obligations under the Loan Documents.
VI.    Reaffirmation of Security Interests. Each Loan Party (a) affirms that each of the Liens granted in or pursuant to the Collateral Documents are valid and subsisting and secure the Obligations (as modified by this Amendment and the Amended Credit Agreement) and (b) agrees that this Amendment shall in no manner impair or otherwise adversely affect any of the Liens granted in or pursuant to the Collateral Documents.
VII.    Amendment, Modification and Waiver. This Amendment may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto; provided, however, that from and after the date hereof any amendments, modifications or waivers shall be governed by the terms of the Amended Credit Agreement.
VIII.    Entire Agreement. This Amendment, the Amended Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

IX.    GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
X.    Submission to Jurisdiction; Waivers of Jury Trial. The provisions of Section 10.12 (Submission to Jurisdiction; Waivers) and Section 10.17 (WAIVERS OF JURY TRIAL) of the Amended Credit Agreement are hereby incorporated by reference in this Amendment as if fully set forth herein mutatis mutandis.
XI.    Counterparts. This Amendment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Amendment by facsimile transmission or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Amendment.
[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be duly executed as of the date set forth above.
JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender

By: _/s/ Jeffrey C. Miller
Name: Jeffrey C. Miller
Title: Executive Director

[Signature Page to First Amendment to Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as a Lender

By: /s/ Dan Stegemoeller
Name: Dan Stegemoeller
Title: SVP

[Signature Page to First Amendment to Credit Agreement]

SOCIÉTÉ GÉNÉRALE as a Lender

By: /s/ Stewart Whitman
Name: Stewart Whitman
Title: Managing Director

COREPOINT BORROWER L.L.C.
By: /s/ Mark Chloupek
Name: Mark Chloupek
Title: EVP and General Counsel
COREPOINT OPERATING PARTNERSHIP L.P.
By: /s/ Mark Chloupek
Name: Mark Chloupek
Title: EVP and General Counsel

CPLG L.L.C.
LODGE HOLDCO I L.L.C.
LODGE S-HOLDINGS L.L.C.
LODGE HOLDINGS L.L.C.
LODGE HOLDCO III L.L.C.
LODGE BORROWER III L.L.C.
By: /s/ Mark Chloupek
Name: Mark Chloupek
Title: EVP and General Counsel

EXHIBIT A

$150,000,000
CREDIT AGREEMENT
(as amended by the First Amendment, dated as of November 13, 2019)

among
COREPOINT OPERATING PARTNERSHIP L.P.,
as Holdings,
COREPOINT BORROWER L.L.C.,
as Borrower,
The Several Lenders from Time to Time Parties Hereto
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
Dated as of May 30, 2018

JPMORGAN CHASE BANK, N.A.,
as Joint Lead Arranger and Sole Bookrunner
KEYBANC CAPITAL MARKETS INC.,
as Joint Lead Arranger and Syndication Agent

TABLE OF CONTENTS

		Page
Section 1.	DEFINITIONS	1
1.1	Defined Terms	1
1.2	Other Definitional Provisions	~~41~~	38
1.3	Classifications of Revolving Loans	~~42~~	39
1.4	Timing of Payment or Performance	~~42~~	39
1.5	Rounding	~~42~~	39
1.6	Times of Day	~~42~~	39
Section 2.	AMOUNT AND TERMS OF REVOLVING COMMITMENTS	~~42~~	39
2.1	Revolving Commitments	~~42~~	39
2.2	Procedure for Revolving Loan Borrowing	~~42~~	40
2.3	Intentionally Omitted	~~43~~	40
2.4	Intentionally Omitted	~~43~~	40
2.5	Commitment Fees, etc	~~43~~	40
2.6	Termination or Reduction of Revolving Commitments	~~43~~	41
2.7	Repayment of Revolving Loans; Source of Funds; Evidence of Debt	~~44~~	41
2.8	Optional Prepayments	~~45~~	42
2.9	Mandatory Prepayments and Commitment Reductions	~~45~~	43
2.10	Conversion and Continuation Options	~~46~~	44
2.11	Limitations on Eurodollar Tranches	~~47~~	45
2.12	Interest Rates and Payment Dates	~~47~~	45
2.13	Computation of Interest and Fees	~~47~~	45
2.14	Inability to Determine Interest Rate	~~48~~	46
2.15	Pro Rata Treatment and Payments	~~49~~	47
2.16	Sharing of Payments by Lenders	~~50~~	49
2.17	Change in Law	~~51~~	49
2.18	Taxes	~~52~~	51
2.19	Indemnity	~~55~~	55
2.20	Change of Lending Office	~~56~~	55
2.21	Replacement of Lenders	~~56~~	56
2.22	Extension Options; Repricing Option	~~57~~	56
2.23	Defaulting Lenders	~~62~~	62
2.24	Cash Collateral	~~64~~	65
2.25	Trigger Event	~~65~~	66
2.26	Partial Trigger Event		67
Section 3.	LETTERS OF CREDIT	~~66~~	69
3.1	L/C Commitment	~~66~~	69
3.2	Procedure for Issuance of Letter of Credit	~~67~~	70
3.3	Fees and Other Charges	~~67~~	70
3.4	L/C Participations	~~68~~	71

-i-

3.5	Reimbursement Obligation of the Borrower	~~69~~	72
3.6	Obligations Absolute	~~69~~	72
3.7	Letter of Credit Payments	~~69~~	73
3.8	Applications	~~69~~	73
3.9	Existing Letters of Credit	~~70~~	73
Section 4.	REPRESENTATIONS AND WARRANTIES	~~70~~	73
4.1	Financial Condition	~~70~~	73
4.2	No Change	~~70~~	74
4.3	Existence; Compliance with Law	~~70~~	74
4.4	Power; Authorization; Enforceable Obligations	~~71~~	74
4.5	No Legal Bar	~~71~~	75
4.6	Litigation	~~71~~	75
4.7	No Default	~~71~~	75
4.8	Ownership of Property; Liens	~~71~~	75
4.9	Intellectual Property	~~72~~	75
4.10	Taxes	~~72~~	75
4.11	Federal Regulations	~~72~~	76
4.12	ERISA	~~72~~	76
4.13	Investment Company Act; Other Regulations	~~73~~	77
4.14	Subsidiaries	~~73~~	77
4.15	Use of Proceeds	~~73~~	77
4.16	Environmental Matters	~~73~~	77
4.17	Accuracy of Information, etc.	~~74~~	78
4.18	Collateral Documents	~~75~~	79
4.19	Insurance	~~75~~	79
4.20	Anti-Corruption Laws; Sanctions; PATRIOT Act	~~75~~	79
4.21	Certain Documents	~~76~~	80
4.22	Solvency	~~76~~	80
4.23	REIT Status	~~76~~	80
Section 5.	CONDITIONS PRECEDENT	~~76~~	80
5.1	Conditions to Initial Extension of Credit	~~76~~	80
5.2	Conditions to Each Extension of Credit	~~80~~	84
Section 6.	AFFIRMATIVE COVENANTS	~~80~~	85
6.1	Financial Statements	~~80~~	85
6.2	Certificates; Other Information	~~82~~	87
6.3	Payment of Obligations	~~83~~	88
6.4	Taxes	~~83~~	88
6.5	Maintenance of Existence; Compliance	~~83~~	89
6.6	Maintenance of Property; Insurance	~~83~~	89
6.7	Maintenance of REIT Status	~~83~~	89
6.8	Inspection of Property; Books and Records; Discussions	~~84~~	89
6.9	Notices	~~84~~	89
6.10	Environmental Laws	~~84~~	90

-ii-

6.11	Use of Proceeds	~~85~~	90
6.12	Additional Collateral, etc	~~85~~	91
6.13	Know Your Customer	~~86~~	92
6.14	Further Assurances	~~86~~	92
6.15	Cash Management Account	~~86~~	92
Section 7.	NEGATIVE COVENANTS	~~87~~	93
7.1	Financial Condition Covenants	~~87~~	93
7.2	Indebtedness	~~87~~	93
7.3	Liens	~~89~~	95
7.4	Fundamental Changes	~~91~~	98
7.5	Restricted Payments	~~91~~	98
7.6	Transactions with Affiliates	~~92~~	99
7.7	Amendments to Subsidiary Loan Documents	~~92~~	99
Section 8.	EVENTS OF DEFAULT	~~92~~	100
8.1	Events of Default	~~92~~	100
8.2	Borrower’s Right to Cure	~~95~~	103
Section 9.	THE ADMINISTRATIVE AGENT	~~96~~	104
9.1	Appointment	~~96~~	104
9.2	Delegation of Duties	~~97~~	104
9.3	Exculpatory Provisions	~~97~~	105
9.4	Reliance by Administrative Agent	~~97~~	105
9.5	Notice of Default	~~98~~	105
9.6	Non-Reliance on Administrative Agent and Other Lenders	~~98~~	106
9.7	Indemnification	~~98~~	106
9.8	Administrative Agent in Its Individual Capacity	~~99~~	107
9.9	Successor Administrative Agent	~~99~~	107
9.10	Lead Arrangers	~~100~~	108
9.11	Administrative Agent May File Proofs of Claim	~~100~~	108
9.12	Collateral Matters	~~101~~	109
9.13	Credit Bidding	~~101~~	110
9.14	Lender Representations	~~102~~	111
9.15	Intercreditor Agreement	~~104~~	113
Section 10.	MISCELLANEOUS	~~105~~	113
10.1	Amendments and Waivers	~~105~~	114
10.2	Notices	~~106~~	116
10.3	No Waiver; Cumulative Remedies	~~108~~	117
10.4	Survival of Representations and Warranties	~~108~~	117
10.5	Payment of Expenses; Damages Waiver	~~108~~	118
10.6	Successors and Assigns; Participations and Assignments	~~110~~	120
10.7	Adjustments; Set-off	~~114~~	125
10.8	Counterparts	~~115~~	126
10.9	Severability	~~115~~	126

-iii-

10.10	Integration	~~115~~	126
10.11	GOVERNING LAW	~~115~~	126
10.12	Submission to Jurisdiction; Waivers	~~116~~	126
10.13	Acknowledgements	~~116~~	127
10.14	Interest Rate Limitation	~~116~~	127
10.15	Releases of Liens	~~117~~	128
10.16	Confidentiality	~~118~~	129
10.17	WAIVERS OF JURY TRIAL	~~119~~	130
10.18	USA PATRIOT Act	~~119~~	130
10.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	~~119~~	130
10.20	Subject to Intercreditor	~~119~~	131
SCHEDULES:

1.1A	Revolving Commitments

1.1B	Existing Letters of Credit

1.1C	Subsidiary Guarantors

4.4	Consents, Authorizations, Filings and Notices

4.14	Subsidiaries

4.18	Collateral Filings

7.2	Indebtedness

7.3	Liens
EXHIBITS:

A	Form of Guaranty and Security Agreement

B	Form of Compliance Certificate

C	Form of Secretary’s Certificate

D	Form of Assignment and Assumption

E	Form of Solvency Certificate

F	Form of Exemption Certificates (1-4)

G	Form of Increasing Lender Agreement

H	Form of New Lender Agreement

I	Form of Account Control Agreement

J	Form of Conditional Account Control Agreement

K-1	Form of Operating Lessee Irrevocable Account Direction

K-2	Form of Property Owner Irrevocable Account Direction

-iv-

CREDIT AGREEMENT (this “Agreement”), dated as of May 30, 2018, by and among COREPOINT OPERATING PARTNERSHIP L.P., a Delaware limited partnership (“Holdings”), COREPOINT BORROWER L.L.C., a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement as lenders (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent.
The parties hereto hereby agree as follows:
Section 1.DEFINITIONS
1.1    Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one-month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“ABR Loans”: Revolving Loans the rate of interest applicable to which is based upon the ABR.
“Accepting Lender”: as defined in Section 2.22(c)(ii).
“Account”: the deposit account of the Borrower numbered 285031602 located at the Account Bank.
“Account Bank”: JPMorgan Chase Bank, N.A., as deposit bank under the Account Control Agreement.
“Account Control Agreement”: the Account Control Agreement, substantially in the form of Exhibit I, dated as of the Closing Date, among the Borrower, the Administrative Agent and the Account Bank, as amended, supplemented or otherwise modified from time to time.
“Acquired EBITDA”: with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business (determined as if references to the Group Members in the definition of Consolidated EBITDA were references to such Acquired Entity or Business and its Subsidiaries), as applicable, all as determined on a consolidated basis for such Acquired Entity or Business.

“Acquired Entity or Business”: as defined in the definition of the term “Consolidated EBITDA.”
“Acquisition”: the acquisition of La Quinta by Wyndham Worldwide Corporation in accordance with the Merger Agreement.
“Adjusted LIBO Rate”: with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent”: JPMorgan Chase Bank, N.A. as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.
“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or is a director or officer of such Person or of an Affiliate of such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.
“Agent Indemnitee”: as defined in Section 9.7.
“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.
“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
“Agreement”: as defined in the preamble hereto.
“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Group Members concerning or relating to bribery or corruption.
“Applicable Margin”: for each Type of Revolving Loan, the rate per annum set forth under the relevant column heading below, as may be modified from time to time pursuant to Section 2.22(c):

	ABR Loans	Eurodollar Loans
Revolving Loans	3.50%	4.50%
“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.
“Approved Fund”: as defined in Section 10.6(b).
“Assignee”: as defined in Section 10.6(b).
“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D.
“Attributable Indebtedness”: on any date, in respect of any Capital Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Available Revolving Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.
“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Beneficial Ownership Certification”: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.
“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Benefitted Lender”: as defined in Section 10.7(a).
“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower”: as defined in the preamble hereto.
“Borrower Material Adverse Effect”: any fact, change, effect, event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect on the business, financial condition, assets, operations or results of operations of the Borrower and its Subsidiaries, taken as a whole, or (b) a material adverse effect on the ability of the Borrower to timely perform its obligations under the Spin-Off Transaction Agreements (as defined in the Merger Agreement) or to timely consummate the transactions contemplated thereby; provided, however, that, for purposes of clause (a) above, none of the following, and no change, effect, event or occurrence arising out of, or resulting from, any of the following shall constitute or be taken into account, individually or in the aggregate, in determining whether a Borrower Material Adverse Effect has occurred or may occur: (i) changes generally affecting the economy, credit or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates; (ii) changes generally affecting the industries in which the Borrower or any of its Subsidiaries operates; (iii) the negotiation, execution, announcement, pendency or performance of the Merger Agreement, the Spin-Off Transaction Agreements or the transactions contemplated thereby, or the identity of the parties to the Spin-Off Transaction Agreements (including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners or employees of the Borrower and its Subsidiaries); (iv) acts of war (whether or not declared) or terrorism (or the escalation or worsening of any of the foregoing), natural disasters or any change in general national or international political or social conditions; (v) changes or prospective changes in any Laws (as defined in the Merger Agreement) applicable to the Borrower or any other applicable accounting rules, regulations, principles or standards, or any changes or prospective changes in the interpretation of any of the foregoing; (vi) any action taken by the Borrower or any of its Subsidiaries that is specifically required by the Spin-Off Transaction Agreements or the failure to take any action by the Borrower or any of its Subsidiaries if that action is prohibited by the Spin-Off Transaction Agreements; (vii) any actions required under the Merger Agreement to obtain any approval or authorization under applicable Antitrust Laws (as defined in the Merger Agreement) for the consummation of the Merger (as defined in the Merger Agreement); (viii) changes in the market price or trading volume of the shares of CorePoint Lodging or any changes or prospective changes in the Borrower’s credit ratings; or (ix) any failure by the Borrower to meet any internal or analyst projections or forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenues, earnings, cash flow, cash position or other financial metrics for any period (it being understood that the exceptions in clauses (viii) and (ix) shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (i) through (vi) hereof) is, may be, contributed to or may contribute to a Borrower Material Adverse Effect); provided, further, however, that any change, effect, event or occurrence referred to in clauses (i), (ii) or (iv) may be taken into account in determining whether or not there has been or may be a Borrower Material Adverse Effect to the extent that such change, effect, event or occurrence is disproportionately adverse to the Borrower and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Borrower and its Subsidiaries operate (in which case solely the incremental disproportionate adverse effect may be taken into account in determining whether there has been a Borrower Material Adverse Effect). The determination of a “Borrower Material Adverse Effect” shall in all events not take into account any changes, effects, events and occurrences to the extent related to the Company (as defined in the Merger Agreement), the Management and Franchise Business (as defined in the Merger Agreement) and the Retained Subsidiaries (as defined in the Merger Agreement).
“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Revolving Loans hereunder.
“Business”: as defined in Section 4.16(b).
“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
“Capital Lease Obligations”: at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease; provided that any obligations of Holdings or its Subsidiaries either existing on the Closing Date or created prior to any recharacterization described below (i) that were not included on the consolidated balance sheet of Holdings as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations or indebtedness due to a change in accounting treatment or otherwise, shall for all purposes under this Agreement (including, without limitation, the calculation of Consolidated Net Income and Consolidated EBITDA) not be treated as capital lease obligations, Capital Lease Obligations or Indebtedness.
“Capital Leases”: all leases that have been or are required to be, in accordance with GAAP, recorded as a financing lease or capital lease; provided that for all purposes hereunder the amount of obligations under any Capital Lease shall be the amount thereof accounted for as a liability on a balance sheet in accordance with GAAP; provided, further, that for purposes of calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat leases in a manner consistent with its current treatment under generally accepted accounting principles as of the Closing Date, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.
“Capital Stock”: any and all shares, interests, rights, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, options or other rights to purchase, acquire or exchange any of the foregoing.
“Capitalized Software Expenditures”: for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Group Members during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of Holdings and its Subsidiaries.
“Cash Collateral”: shall have a meaning correlative to “Cash Collateralize” and shall include the proceeds of such cash collateral.
“Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lenders or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lender. The term “Cash Collateralization” shall have correlative meaning.
“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, bankers’ acceptances, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Ratings Services (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a)

through (f) of this definition; or (h) money market funds that comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended.
“Cash Management Agreement”: any agreement to provide to the Borrower cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.
“Cash Management Bank”: (a) any Person that, at the time it enters into a Cash Management Agreement (or on the Closing Date), is the Administrative Agent, the Lead Arrangers, a Lender or an Affiliate of any such Person, (b) any other Person whose long term senior unsecured debt rating is A/A2 by S&P or Moody’s (or their equivalent) or higher or (c) any other Person approved in writing by the Administrative Agent and the Borrower at the time it enters into a Cash Management Agreement (or on the Closing Date), in each case, in its capacity as a party to such Cash Management Agreement.
“CFC”: a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.
“Change in Law”: the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
“Change of Control”: the occurrence of any of the following events:
(a)    any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any combination of the Investors or any “group” including any Permitted Holders, shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in CorePoint Lodging’s Capital Stock and the Permitted Holders shall own, directly or indirectly, less than such person or “group” on a fully diluted basis of the voting interest in CorePoint Lodging’s Capital Stock;
(b)    a “change of control” (or similar event) shall occur under any Indebtedness for borrowed money of (i) Holdings or (ii) the Borrower or any of its Subsidiaries, in each case in this clause (b), with an aggregate outstanding principal amount in excess of $50,000,000 or any Refinancing Indebtedness in respect of any of the foregoing with an aggregate outstanding principal amount in excess of $50,000,000;

(c)    CorePoint Lodging shall cease to own directly or indirectly all of the general partner interests in Holdings;
(d)    Holdings shall cease to own directly 100% of the Capital Stock of the Borrower; or
(e)    a “change of control” (or similar event) shall occur under the agreements or instruments governing the terms of the Preferred Stock.
“Charges”: as defined in Section 10.14.
“Class”: when used in reference to any Revolving Loan, shall refer to whether such Revolving Loan is an Existing Loan or Extended Loan (of the same Extension Series) and, when used in reference to any Revolving Commitment, refers to whether such Revolving Commitment is an Existing Commitment or an Extended Commitment (of the same Extension Series).
“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is May 30, 2018.
“Code”: the Internal Revenue Code of 1986, as amended from time to time.
“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by the Collateral Documents.
“Collateral Documents”: collectively, the Guaranty and Security Agreement and any other pledge agreements, security agreements or other similar agreements delivered to the Administrative Agent.
“Commitment Fee Rate”: 0.50% per annum.
“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.
“Conditional Account Control Agreement”: the Conditional Account Control Agreement, substantially in the form of Exhibit J, dated as of the Closing Date, among the Borrower, the Administrative Agent and the Conditional Controlled Account Bank, as amended, supplemented or otherwise modified from time to time.
“Conditional Controlled Account”: the deposit account of the Borrower numbered 285031586 located at the Conditional Controlled Account Bank or any successor account that is subject to a Conditional Account Control Agreement executed by the Borrower, the Administrative Agent and the applicable Conditional Controlled Account Bank.
“Conditional Controlled Account Bank”: JPMorgan Chase Bank, N.A. or such other depositary bank reasonably acceptable to the Administrative Agent.
“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA”: for any period, the Consolidated Net Income for such period:
(1) increased (without duplication) by the following, in each case (other than with respect to clauses (g) and (i)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:
(a)     provision for taxes based on income, profits or capital gains of the Group Members, including, without limitation, federal, state, franchise and similar taxes

(such as the Delaware franchise tax, the Pennsylvania capital tax, Texas margin tax and provincial capital taxes paid in Canada) and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to clauses (1) through (16) of the definition of “Consolidated Net Income”; plus
(b)     Fixed Charges for such period (including (x) net losses on Swap Agreements or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and other financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (1)(s) through (y) in the definition thereof); plus
(c)     the total amount of depreciation and amortization expense and capitalized fees related to Capitalized Software Expenditures of the Group Members for such period on a consolidated basis and otherwise determined in accordance with GAAP; plus
(d)     the amount of any restructuring charges or reserves, equity-based or non-cash compensation charges or expenses including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, retention charges (including charges or expenses in respect of incentive plans), start-up or initial costs for any project or new production line, division or new line of business or other business optimization expenses or reserves including, without limitation, costs or reserves associated with improvements to IT and accounting functions, integration and facilities opening costs or any one-time costs incurred in connection with the Transactions, acquisitions and investments and costs related to the closure and/or consolidation of facilities; plus
(e)     any other non-cash charges, including any write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Borrower may elect not to add-back such non-cash charge in the current period and (B) to the extent the Borrower elects to add-back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent), and excluding amortization of a prepaid cash item that was paid in a prior period; plus
(f)     the amount of any non-controlling interest or minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary; plus
(g)    (i) the amount of “run-rate” cost savings, operating expense reductions and synergies related to the Transactions that are projected by the Borrower in good faith to result within 24 months after the Closing Date from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) (including from any actions taken in whole or in part prior to the Closing Date) (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period for which Consolidated EBITDA is being determined and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions and (ii) the amount of “run-rate” cost savings, operating expense reductions and synergies related to mergers and other business combinations, acquisitions, investments, dispositions, divestitures, restructurings, operating improvements, cost savings initiatives and other similar initiatives (including the modification and renegotiation of contracts and other arrangements) and other similar transactions that are projected by the Borrower in good faith to result within 18 months after any such transaction, initiative or event from actions that have been taken or with respect to which substantial steps have been taken (including prior to the Closing Date) or are expected to be taken (in the good faith determination of the Borrower) (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period for which Consolidated EBITDA is being determined and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided, that such cost savings and synergies under clauses (g)(i) and (g)(ii) above are reasonably identifiable and factually supportable (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken, net of the amount of actual benefits realized during such period from such actions); provided, further, that “run-rate” cost savings, operating expense reductions and synergies under clauses (g)(i) and (g)(ii) above and Pro Forma Adjustments shall not account for more than twenty percent (20.0%) of Consolidated EBITDA in any Reference Period (calculated after giving effect to any such add-back pursuant to this clause (g) and Pro Forma Adjustments); plus
(h)     any costs or expense incurred by a Group Member pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdings (and contributed by Holdings to the capital of the Borrower) or net cash proceeds of an issuance of Capital Stock of Holdings (other than Disqualified Capital Stock) that is contributed to the capital of the Borrower; plus
(i)     cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus
(j)     any net loss from disposed, abandoned or discontinued operations; plus
(k)     adjustments, exclusions and add-backs reflected in the financial model delivered to JPMorgan Chase Bank, N.A. in its capacity as a Lead Arranger on January 11, 2018; plus
(l)     the net change in deferred revenue from the previous period (including, but not limited to, the impact of Accounting Standards Update 2016-12, Revenue from Contracts with Customers (Topic 606) or similar revenue recognition policies or any change in the methodology of calculating reserves for returns, rebates and other chargebacks);
(2)     decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:
(a)     non-cash gains increasing Consolidated Net Income for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus
(b) any net income from disposed, abandoned or discontinued operations.
There shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by any Group Member during such period (but not the Acquired EBITDA of any related Person, property, business or asset to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by any Group Member during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) and (B) for the purposes of compliance with the covenant set forth in Section 7.1 and the calculation of Consolidated Total Net Leverage Ratio, an adjustment in respect of each Acquired Entity or Business equal to the amount of any Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent. There shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of or, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by any Group Member during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition).
“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA of the Group Members for such period to (b) Consolidated Interest Expense of the Group Members for such period.
“Consolidated Interest Expense”: for any period, the sum, without duplication, of:
(1)     consolidated interest expense of the Group Members for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of obligations in respect of Swap Agreements or other derivative instruments pursuant to GAAP), (d) the interest component of Capital Lease Obligations, and (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Swap Agreements with respect to Indebtedness, and excluding (s) costs associated with obtaining Swap Agreements, (t) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, (u) penalties and interest relating to taxes, (v) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (w) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (x) any expensing of bridge, commitment and other financing fees and any other fees related to the Transactions or any acquisitions after the Closing Date, (y) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty) and (z) any lease, rental or other expense in connection with a Non-Financing Lease Obligation; plus
(2)     consolidated capitalized interest of the Group Members for such period, whether paid or accrued; less
(3)     interest income of the Group Members for such period.
For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.
“Consolidated Net Income”: for any period, the net income (loss) of the Group Members for such period determined on a consolidated basis in accordance with GAAP; provided, however, that, without duplication,
(1)    any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto), charges or expenses (including relating to any multi-year strategic initiatives), Transaction expenses, restructuring and duplicative running costs, relocation costs, integration costs, facility consolidation and closing costs, severance costs and expenses, one-time compensation charges, costs relating to pre-opening and opening costs for facilities, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition costs, costs incurred in connection with acquisitions and non-recurring product and intellectual property development, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design, retention charges, system establishment costs and implementation costs) and operating expenses attributable to the implementation of cost-savings initiatives, and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded;
(2)    the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;
(3)    any net after-tax effect of gains or losses on disposal, abandonment or discontinuance of disposed, abandoned or discontinued operations, as applicable, shall be excluded;
(4)    any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions (including, for the avoidance of doubt, bulk subscriber contract sales) or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business shall be excluded;
(5)    the net income for such period of any Person that is not a Subsidiary of Holdings, or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of the Group Members shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to a Group Member thereof in respect of such period;
(6)    the net income for such period of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Subsidiary or its stockholders (other than restrictions in this Agreement or in the Subsidiary Loan Documents), unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that the Consolidated Net Income of the Group Members will be increased by the amount of dividends or other distributions or other payments actually paid in Cash Equivalents (or to the extent converted into Cash Equivalents) to the Group Members thereof in respect of such period, to the extent not already included therein;
(7)    effects of adjustments (including the effects of such adjustments pushed down to the Group Members) in the Group Members’ consolidated financial statements pursuant to GAAP (including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition or joint venture investment or the amortization or write-off or write-down of any amounts thereof, net of taxes, shall be excluded;
(8)    any after-tax effect of income (loss) from the early extinguishment or conversion of (i) Indebtedness, (ii) obligations under Swap Agreements or (iii) other derivative instruments shall be excluded;
(9)    any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities and investments recorded using the equity method or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;
(10)    any equity-based or non-cash compensation charge or expense including any such charge or expense arising from grants of stock appreciation or similar rights, stock options, restricted stock, profits interests or other rights or equity or equity-based incentive programs (“equity incentives”), any one-time cash charges associated with the equity incentives or other long-term incentive compensation plans (including under deferred compensation arrangements), roll-over, acceleration, or payout of Capital Stock by management, other employees or business partners of the Borrower or any of its direct or indirect parent companies, shall be excluded;
(11)    any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, recapitalization, investment, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering and issuance of any securities and the syndication and incurrence of any Indebtedness hereunder), issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of any securities and any Indebtedness hereunder) and including, in each case, any such transaction consummated on or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt the effects of expensing all transaction-related expenses in accordance with Financial Accounting Standards Board Accounting Standards Codification 805), shall be excluded;
(12)    accruals and reserves that are established or adjusted within 24 months after the Closing Date that are so required to be established or adjusted as a result of the Transactions (or within 18 months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP or changes as a result of modifications of accounting policies shall be excluded;
(13)    any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event, shall be excluded (and any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period shall be deducted from Consolidated Net Income at the end of such 365-day period);
(14)    any non-cash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation, shall be excluded;
(15)    the following items shall be excluded:
(a)    any net unrealized gain or loss (after any offset) resulting in such period from Swap Agreements and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging,
(b)    any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Swap Agreements for currency exchange risk) and any other foreign currency translation gains and losses, to the extent such gain or losses are non-cash items,
(c)    any adjustments resulting for the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation,
(d)    effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks, and
(e)    earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments; and
(16)    reserves established for the benefit of landlords of leased hotel properties for the acquisition of capitalized assets and equipment at such properties shall be excluded.
In addition, to the extent not already included in the Consolidated Net Income of the Group Members, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement (in each case, only to the extent received in respect of amounts that would have been included in Consolidated Net Income).
“Consolidated Total Net Debt”: at any date of determination, the aggregate principal amount of all Indebtedness of the Group Members outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any acquisition of an Acquired Entity or Business), consisting of Indebtedness for borrowed money, Attributable Indebtedness, purchase money debt and debt obligations evidenced by promissory notes or similar instruments, minus the aggregate amount of all unrestricted cash and Cash Equivalents on the balance sheet of the Group Members as of such date; provided that Consolidated Total Net Debt shall not include (x) Indebtedness in respect of letters of credit, except to the extent of unreimbursed amounts thereunder and (y) Non-Financing Lease Obligations; it being understood, for the avoidance of doubt, that obligations under Swap Agreements do not constitute Consolidated Total Net Debt.
“Consolidated Total Net Leverage Ratio”: as of the last day of any period, the ratio of (a) Consolidated Total Net Debt of the Group Members on such day to (b) Consolidated EBITDA of the Group Members for such period.
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“CorePoint Lodging”: CorePoint Lodging Inc., a Maryland corporation, an indirect parent of the Borrower and the direct or indirect parent of Holdings.
“Cure Expiration Date”: as defined in Section 8.2(a).
“Debt Yield”: as of any date of determination, the percentage obtained by dividing:
(a)    the Net Operating Income (excluding interest on credit accounts and using annualized operating expenses for any recurring expenses not paid monthly (e.g., taxes and insurance premiums)) for the immediately preceding twelve (12) full calendar month period for those Individual Properties subject to the lien of a Mortgage (as defined in the Mortgage Loan Agreement) as of the date of determination as set forth in the financial statements required hereunder, including, for purposes of calculating the Operating Expense (as defined in the Mortgage Loan Agreement) component of Net Operating Income, without deduction for (i) actual management fees incurred in connection with the operation of the Individual Properties, (ii) amounts paid to the Reserve Funds (as defined in the Mortgage Loan Agreement) or (iii) corporate overhead, but less (i) management fees equal to the greater of (A) assumed management fees of five percent (5.00%) of “Gross Revenues” as defined in the Management Agreements and (B) actual management fees incurred, (ii) Replacement Reserve Fund (as defined in the Mortgage Loan Agreement) contributions equal to four percent (4.00%) of “Gross Revenues” as defined in the Management Agreements and (iii) assumed corporate overhead equal to the Assumed Corporate Overhead Amount (as defined in the Mortgage Loan Agreement); by

(b)    the sum of (i) the outstanding principal balances of the Mortgage Loan and any Permitted Refinancing thereof as of such date and (ii) the aggregate outstanding Total Revolving Extensions of Credit as of such date.
“Debtor Relief Laws”: the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.
“Declined Amount”: as defined in Section 2.9(c).
“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Defaulting Lender”: subject to Section 2.23(b), any Lender that (a) has failed to (i) fund all or any portion of its Revolving Loans within two (2) Business Days of the date such Revolving Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Revolving Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section

2.23(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Lender and each Lender.
“Designated Equity Contribution”: as defined in Section 8.2(a).
“Disposed EBITDA”: with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Group Members in the definition of Consolidated EBITDA (and in the component definitions used therein) were references to such Sold Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.
“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Disqualified Capital Stock”: any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Revolving Loans and all other Loan Obligations that are accrued and payable and the termination of the Revolving Commitments and the termination or expiration of all outstanding Letters of Credit (unless the outstanding amount of all L/C Obligations related thereto has been Cash Collateralized, backstopped by a letter of credit reasonably satisfactory to the Issuing Lender or deemed reissued under another agreement reasonably satisfactory to the Issuing Lender)), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock and other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Revolving Loans and all other Loan Obligations that are accrued and payable and the termination of the Revolving Commitments and the expiration or termination of all outstanding Letters of Credit (unless the outstanding amount of the L/C Obligations related thereto has been Cash Collateralized, backstopped by a letter of credit reasonably satisfactory to the Issuing Lender or deemed reissued under another agreement reasonably satisfactory to the Issuing Lender)), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the Revolving Termination Date at the time of issuance of such Capital Stock; provided that, if such Capital Stock is issued pursuant to a plan for the benefit of employees of Holdings (or any direct or indirect parent thereof), or any other Group Member or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by a Group Member in order to satisfy applicable statutory or regulatory obligations.
“Disqualified Lenders”: (a) the banks, financial institutions and other institutional lenders and competitors of the Borrower and its Subsidiaries separately identified in writing by the Borrower to JPMorgan Chase Bank, N.A. in its capacity as a Lead Arranger prior to January 18, 2018, and (b) competitors (and such competitors’ sponsors and Affiliates identified in writing or clearly identifiable solely on the basis of their names (other than a bona-fide debt fund)) of the Borrower, separately identified in writing by the Borrower to the Lead Arrangers or, after the Closing

Date, to the Administrative Agent (in each case of (a) and (b) inclusive of any Affiliates thereof that are reasonably identifiable solely by name (other than, in the case of Affiliates of competitors, a bona-fide debt fund)).
“Distributable Funds”: all cash and cash equivalents of each direct and indirect Subsidiary of the Borrower that such Subsidiary is not prohibited from distributing to the Borrower under the terms of the Subsidiary Loan Documents (in each case, determined as if the Subsidiary Loan Cash Management Agreement were then in effect (including amounts permitted or required thereunder to be reserved or applied to service the Obligations under this Agreement) and after taking into account any required reserves under the Subsidiary Loan Documents, the Franchise Agreements as in effect on the date hereof, Management Agreements as in effect on the date hereof and application of any other excess cash flow pursuant to Section 7.6.2 of the Mortgage Loan Agreement (provided that for purposes of this definition, at any time other than during the continuance of a “Debt Yield Trigger Period” under and as defined in the Mortgage Loan Agreement, items referred to in clause (xviii) of Section 7.6.2(a) of the Mortgage Loan Agreement shall be subject to the reasonable approval of the Administrative Agent)).
“Dollars” and “$”: dollars in lawful currency of the United States.
“Domestic Subsidiary”: any Subsidiary that is incorporated or organized under the laws of the United States of America, any state thereof, the District of Columbia, or any other jurisdiction within the United States of America.
“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any Group Member, is treated as a single employer under Section 414 of the Code.
“ERISA Event”: (a) any Reportable Event; (b) the existence with respect to any Plan of a Prohibited Transaction; (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (d) the filing of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure by any Group Member or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (e) the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (f) a determination that any Pension Plan is in “at risk” status (within the meaning of Title IV of ERISA); (g) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the incurrence by any Group Member or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (i) the receipt by any Group Member or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Group Member or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is Insolvent or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA.
“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar Loans”: Revolving Loans the rate of interest applicable to which is based upon the Adjusted LIBO Rate.
“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Revolving Loans shall originally have been made on the same day).
“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Exchange Act”: the Securities Exchange Act of 1934, as amended.
“Excluded Property”: (a) pledges and security interests prohibited by law (including any requirement to obtain the consent of any governmental authority), rule, regulation or Contractual Obligation existing on the Closing Date (or, in the case of a newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof), in each case, for so long as such prohibition remains in effect and unless such consent has been obtained; (b) Capital Stock of (i) any Foreign Subsidiary, (ii) any FSHCO (in the case of clauses (i) and (ii), other than 65% of the outstanding voting Capital Stock, and 100% of the outstanding non-voting Capital Stock, of any first-tier Foreign Subsidiary or any first-tier FSHCO), (iii) any not-for-profit Subsidiaries, (iv) any captive insurance Subsidiaries, (v) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary, (vi) any Subsidiary that is neither (A) the direct or indirect parent of a Mortgage Loan Party nor (B) a Mortgage Loan Party and (vii) any Subsidiary of a Mortgage Loan Party; (c) interests in partnerships, joint ventures and non-wholly owned Subsidiaries which cannot be pledged without the consent of one or more third parties (other than interests in (i) any Subsidiary that is the direct or indirect parent of a Mortgage Loan Party and (ii) any Mortgage Loan Party); (d) equity interests of any Subsidiary of the Borrower that are required to be pledged as security under the Subsidiary Loan Documents; (e) “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect, (f) those interests as to which the Administrative Agent and the Borrower reasonably determine that the burden or cost of obtaining such a security interest or perfection thereof outweighs the benefit to the Lenders of the security to be afforded thereby, (g) pledges and security interests that would result in material adverse tax consequences to Holdings, the Borrower or any of its Subsidiaries, as determined in the reasonable judgment of the Borrower in good faith and communicated in writing delivered to the Administrative Agent and (h) proceeds from any and all of the foregoing described in clauses (a) through (g) above to the extent such proceeds would otherwise be “Excluded Property” pursuant to clauses (a) through (g) above.
“Excluded Subsidiary”: (a) any Subsidiary that is not the direct or indirect parent of a Mortgage Loan Party, (b) any Mortgage Loan Party, (c) any Subsidiary that is prohibited by applicable law or Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or if guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (d) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent, in consultation with the Borrower, the burden or cost or other consequences (including any material adverse tax consequences) of providing a guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (e) any direct or indirect Foreign Subsidiary of the Borrower, (f) any not-for-profit Subsidiaries, (g) any direct or indirect Domestic Subsidiary substantially all of whose assets consist of Capital Stock and/or indebtedness of (i) one or more Foreign Subsidiaries that are CFCs or (ii) other Subsidiaries described in this clause (g), and any other assets incidental thereto (any Subsidiary described in this clause (g), a “FSHCO”), (h) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary, (i) any captive insurance subsidiaries and (j) any Subsidiary that is prohibited by the Subsidiary Loan Documents (as in effect on the date hereof) from guaranteeing the Obligations.
“Excluded Swap Obligation”: with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee Obligation of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee Obligation thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any and all applicable guarantees of such Loan Party’s Swap Obligations by other Loan Parties), at the time the guarantee of (or grant of such security interest by, as applicable) such Loan Party becomes or would become effective with respect to such Swap Obligation, unless otherwise agreed between the Administrative Agent and the Borrower.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the swaps for which such Guarantee Obligation or security interest is or becomes illegal.
“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Revolving Loan or a Revolving Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Revolving Loan or Revolving Commitment (other than pursuant to an assignment request by the Borrower under Section 2.21) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.18(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Class”: as defined in Section 2.22(b)(ii).
“Existing Commitment”: as defined in Section 2.22(b)(ii).
“Existing Credit Agreement”: that certain Credit Agreement, dated as of April 14, 2014, by and among La Quinta, La Quinta Intermediate Holdings L.L.C., as borrower, the other guarantors party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, swing line lender and L/C lender, and the other lenders party thereto from time to time.
“Existing Issuing Lenders”: the “L/C Issuers” (as defined in the Existing Credit Agreement).
“Existing Letters of Credit”: the “Letters of Credit” (as defined in the Existing Credit Agreement) issued under the Existing Credit Agreement and listed on Schedule 1.1B.
“Existing Loans”: as defined in Section 2.22(b)(ii).
“Extended Commitments”: as defined in Section 2.22(b)(ii).
“Extended Loans”: as defined in Section 2.22(b)(ii).
“Extending Lender”: as defined in Section 2.22(b)(iii).
“Extension Amendment”: as defined in Section 2.22(b)(iv).
“Extension Election”: as defined in Section 2.22(b)(iii).
“Extension Request”: as defined in Section 2.22(b)(ii).
“Extension Series”: all Extended Commitments (and the Extended Loans that are made thereunder) that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Commitments established thereunder are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, maturity and other terms.
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements (or related rules, practices, legislation or official administrative guidance) implementing the foregoing.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.
“Fee Payment Date”: (a) the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.
“Financial Covenant Event of Default”: as defined in Section 8.1(c).
“Fixed Charges”: with respect to the Group Members for any period, the sum of, without duplication:
(1) Consolidated Interest Expense for such period;
(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of preferred stock during such period; and
(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Capital Stock during such period.
“Foreign Benefit Arrangement”: any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by any Group Member or any ERISA Affiliate.
“Foreign Lender”: any Lender that is not a U.S. Person.
“Foreign Plan”: each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by any Group Member or any ERISA Affiliate.
“Foreign Subsidiary”: any Subsidiary that is not a Domestic Subsidiary.
“Franchise Agreements”: as defined in the Mortgage Loan Agreement.
“Fronting Exposure”: at any time there is a Defaulting Lender, with respect to the Issuing Lender, such Defaulting Lender’s Revolving Percentage of the outstanding L/C Obligations with respect to the Letters of Credit other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“FSHCO”: has the meaning set forth in the definition of “Excluded Subsidiary”.
“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
“GAAP”: generally accepted accounting principles in the United States as in effect from time to time; provided, however, that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change in accounting principles or change as a result of the adoption or modification of accounting policies (including, but not limited to, the impact of Accounting Standards Update 2016-12, Revenue from Contracts with Customers (Topic 606) or similar revenue recognition policies or any change in the methodology of calculating reserves for returns, rebates and other chargebacks), in each case, occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (ii) GAAP shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value,” as defined therein, and Indebtedness shall be measured at the aggregate principal amount thereof, and (iii) the accounting for operating leases and financing or capital leases under GAAP as in effect on the Closing Date (including, without limitation, Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definition of Capital Leases and obligations in respect thereof.
“Governing Documents”: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
“Group Members”: the collective reference to the Loan Parties and their respective Subsidiaries.
“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
“Guaranty and Security Agreement”: the Guaranty and Security Agreement, substantially in the form of Exhibit A, dated as of the Closing Date, among the Borrower, Holdings, the Subsidiary Guarantors and the Administrative Agent, as amended, supplemented or otherwise modified from time to time.
“Hedge Bank”: (a) any Person that, at the time it enters into a Swap Agreement (or on the Closing Date), is the Administrative Agent, the Lead Arrangers, a Lender or an Affiliate of any such Person or (b) any other Person approved in writing by the Administrative Agent and the Borrower at the time it enters into a Swap Agreement (or on the Closing Date), in each case, in its capacity as a party to such Swap Agreement.
“Holdings”: as defined in the preamble hereto.
“Impacted Interest Period” as defined in the definition of “LIBO Rate.”
“Increasing Lender Agreement”: an Increasing Lender Agreement, substantially in the form of Exhibit G.
“Increasing Repriced Lender”: as defined in Section 2.22(c)(ii).
“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables and accruals for payroll and other expenses incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness (excluding prepaid interest thereon) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (other than customary reservations or retentions of title under agreements entered into in the ordinary cause of business), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person in respect of Disqualified Capital Stock, (h) net obligations of such Person in respect of Swap Agreements, (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above and (j) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided that all obligations of the kind referred to in clauses (a) through (i) above shall only constitute Indebtedness if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. The amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. Notwithstanding the foregoing, Indebtedness shall not include (A) deferred compensation arrangements, (B) earn-out obligations until matured or earned, (C) non-compete or consulting obligations incurred in connection with acquisitions permitted under this Agreement, or (D) Non-Financing Lease Obligations. Notwithstanding anything in this definition to the contrary, Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.
“Indemnified Liabilities”: as defined in Section 10.5.
“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.
“Indemnitee”: as defined in Section 10.5.
“Individual Property”: as defined in the Mortgage Loan Agreement.
“Initial Extension Notice”: as defined in Section 2.22(b)(i).
“Initial Revolving Termination Date”: May 30, 2020 (or if such date is not a Business Day, then the next succeeding Business Day).
“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
“Insolvent”: pertaining to a condition of Insolvency.
“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, and intellectual property in technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Intercreditor Agreement”: the Intercreditor Agreement, dated as of the Closing Date, among the Administrative Agent and JPMorgan Chase Bank, N.A., as lender under the Mortgage Loan Agreement, as amended, supplemented or otherwise modified from time to time.
“Intercreditor Provisions”: as defined in Section 10.20.
“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Revolving Loan is outstanding and the final maturity date of such Revolving Loan, (b) as to any Eurodollar Loan, the last day of such Interest Period and (c) as to any Revolving Loan (other than any Revolving Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.
“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two or three months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two or three months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
(i)if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii)the Borrower may not select an Interest Period that would extend beyond the Revolving Termination Date;
(iii)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
(iv)the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Revolving Loan.
“Interpolated Rate”: at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
“Investors”: one or more investment funds, investment partnerships or managed accounts controlled or managed by The Blackstone Group L.P. or one of its Affiliates (other than any portfolio operating companies).
“Irrevocable Account Direction”: collectively, (a) an irrevocable direction in the form of Exhibit K-1 that after delivery of notice by the Administrative Agent to the depositary bank for the Operating Lessee Remainder Account, all Distributable Funds on deposit in the Operating Lessee Remainder Account shall be remitted to the Conditional Controlled Account (as such may be amended, restated or modified from time to time in accordance with the terms of this Agreement) and (b) an irrevocable direction in the form of Exhibit K-2 that after delivery of notice by the Administrative Agent to the depositary bank for the Property Owner Account, all Distributable Funds on deposit in the Property Owner Account shall be remitted to the Conditional Controlled Account (as such may be amended, restated or modified from time to time in accordance with the terms of this Agreement).
“IRS”: means the United States Internal Revenue Service.
“Issuing Lender”: (a) with respect to each Existing Letter of Credit, the Existing Issuing Lender and (b) with respect to each other Letter of Credit, each of JPMorgan Chase Bank, N.A., KeyBank National Association, Société Générale and any other Lender reasonably acceptable to the Administrative Agent and the Borrower that has agreed in its sole discretion to act as an

“Issuing Lender” hereunder, or any of their respective Affiliates, in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender or all Issuing Lenders, as the context requires.
“La Quinta”: La Quinta Holdings Inc., a Delaware corporation.
“L/C Commitment”: with respect to each Issuing Lender, (i) the commitment of such Issuing Lender to issue Letters of Credit pursuant to Section 3.1 as set forth opposite such Issuing Lender’s name on Schedule 1.1A under the heading “L/C Commitment” or (ii) if such Issuing Lender has entered into an Assignment and Assumption in accordance with Section 10.6, the amount set forth for such Issuing Lender as its L/C Commitment in the Register. The aggregate amount of the L/C Commitments of all Issuing Lenders as of the Closing Date is $45,000,000.
“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.
“L/C Participants”: the collective reference to all the Lenders other than the Issuing Lender.
“L/C Sublimit”: $45,000,000.
“Lead Arrangers”: the collective reference to JPMorgan Chase Bank, N.A. in its capacity as joint lead arranger and sole bookrunner and KeyBanc Capital Markets Inc. in its capacity as joint lead arranger and syndication agent.
“Lenders”: as defined in the preamble hereto.
“Letters of Credit”: as defined in Section 3.1(a).
“LIBO Rate”: with respect to any Eurodollar Loan for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.
“LIBO Screen Rate”: for any day and time, with respect to any Eurodollar Loan for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars) for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as approved by the Administrative Agent and the Borrower); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.
“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan Documents”: this Agreement, the Collateral Documents, the Account Control Agreement, the Conditional Account Control Agreement, any other account control agreements, the Notes, any Increasing Lender Agreement, any New Lender Agreement and any amendment, waiver, supplement or other modification to any of the foregoing.
“Loan Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Revolving Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any other Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Revolving Loans and all other obligations and liabilities of the Borrower and each other Loan Party to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.
“Loan Parties”: the collective reference to the Borrower, Holdings and the Subsidiary Guarantors.
“Majority in Interest”: when used in reference to Lenders of any Class, means, at any time the holders of more than 50% of the aggregate amount of the Revolving Commitments of such Class then in effect or, if the Revolving Commitments have been terminated, the aggregate amount of the Revolving Extensions of Credit of such Class outstanding at such time; provided, that the Revolving Commitments of, and the portion of the Total Revolving Extensions of Credit held or deemed held by, any Defaulting Lender shall be disregarded in determining Majority in Interest at any time.
“Management Agreements”: as defined in the Mortgage Loan Agreement.
“Management Stockholders”: the members of management of CorePoint Lodging, Holdings, the Borrower or any of its Subsidiaries who are investors in CorePoint Lodging or any direct or indirect parent thereof.
“Material Adverse Effect”: any material adverse change to or effect on (a) the business, operations, properties or condition (financial or otherwise) of the Group Members, taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
“Maximum Rate”: as defined in Section 10.14.
“Merger Agreement”: that certain Agreement and Plan of Merger, dated as of January 17, 2018, by and among Wyndham Worldwide Corporation, WHG BB Sub, Inc. and La Quinta.
“Minimum Collateral Amount”: at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 102% of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with Sections 2.9(a) or (c), 2.22(c)(iv), or 2.24(a)(i), (ii) or (iii), an amount equal to 102% of the principal outstanding amount of all L/C Obligations subject to such provision and (iii) with respect to Cash Collateral consisting of cash or deposit account balances provided pursuant to the defined term “Trigger Event Cure”, in accordance with Section 2.9(b) or 2.25, or for purposes of determining the obligation of the Loan Parties to comply with the provisions of Section 7.1, an amount equal to 102% of the principal outstanding amount of all L/C Obligations.
“Mortgage Loan”: the “Loan” as defined in the Mortgage Loan Agreement.
“Mortgage Loan Agreement”: that certain Loan Agreement, dated as of May 30, 2018 (as amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time in accordance with this Agreement and the Intercreditor Agreement), among JPMorgan Chase Bank, N.A. and any other lender from time to time party thereto, as co-lenders, the Individual Borrowers (as identified therein) and the Operating Lessee.
“Mortgage Loan Documents”: the “Loan Documents” as defined in the Mortgage Loan Agreement.
“Mortgage Loan Party”: the collective reference to the Operating Lessee and the “Borrowers” as defined in the Mortgage Loan Agreement.
“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Operating Income”: as defined in the Mortgage Loan Agreement.
“New Lender Agreement”: a New Lender Agreement, substantially in the form of Exhibit H.
“New Repriced Lender”: as defined in Section 2.22(c)(ii).
“Non-Defaulting Lender”: at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Financing Lease Obligation”: a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.
“Notes”: the collective reference to any promissory note evidencing Revolving Loans.
“NYFRB”: the Federal Reserve Bank of New York (or any successor).
“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations”: collectively, (a) the Loan Obligations, (b) obligations in respect of any Secured Cash Management Agreement and (c) obligations in respect of any Secured Swap Agreement.
“Operating Forecast”: with respect to any Person and any period, a detailed consolidated budget and operating forecast for such Person and its consolidated Subsidiaries for such period (including a projected consolidated balance sheet of such Person and its consolidated Subsidiaries as of the end of such period, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto).
“Operating Lessee”: as defined in the Mortgage Loan Agreement.
“Operating Lessee Remainder Account”: as defined in the Subsidiary Loan Cash Management Agreement.
“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Revolving Loan or Loan Document).
“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21).
“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Partial Trigger Event”: shall have occurred if, as of the last day of any calendar quarter, the Debt Yield is less than the Required Debt Yield (Partial Trigger Event); provided, that a Partial Trigger Event shall cease to exist following a Partial Trigger Event Cure with respect to such Partial Trigger Event.
“Partial Trigger Event Cure”: with respect to any Partial Trigger Event, the occurrence of a Debt Yield of equal to or greater than the Required Debt Yield (Partial Trigger Event) as of the last day of each of two consecutive calendar quarters after the calendar quarter during which such Partial Trigger Event occurred.
“Participant”: as defined in Section 10.6(c).
“Participant Register”: as defined in Section 10.6(c).
“PATRIOT Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
“Pension Plan”: any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Group Member or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.
“Permitted Holder”: each of (x) the Investors and (y) the Management Stockholders (provided that if the Management Stockholders own beneficially or of record more than 15% of the outstanding voting stock of CorePoint Lodging in the aggregate, they shall be treated as Permitted Holders of only 15% of the outstanding voting stock of CorePoint Lodging at such time).
“Permitted Refinancing”: with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that: (i) the principal amount (or accreted value, if applicable) of the modifying, refinancing, refunding, renewing or extending Indebtedness (the “Refinancing Indebtedness”) does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended (the “Refinanced Debt”) except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (ii) the Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Debt; (iii)  (A) to the extent the Refinanced Debt is subordinated in right of payment to the Loan Obligations, such Refinancing Indebtedness is subordinated in right of payment to the Loan Obligations on terms at least as favorable to the Secured Parties as those contained in the documentation governing the Refinanced Debt, and (B) to the extent Liens securing such Refinanced Debt are subordinated to Liens securing the Loan Obligations, the Liens, if any, securing such Refinancing Indebtedness are subordinated to the Liens securing the Loan Obligations pursuant to an intercreditor agreement (and an intercreditor agreement may be amended in a manner acceptable to the Administrative Agent to provide for such Liens to be subordinated to the Liens securing the Loan Obligations on a basis consistent with the intercreditor agreement prior to such modification, refinancing, refunding, renewal or extension); (iv) the terms relating to principal amount, amortization, maturity and collateral (if any), and other material terms taken as a whole, of any Refinancing Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, either (A) are no less favorable in any material respect to the Loan Parties than the terms of any agreement or instrument governing the Refinanced Debt and do not materially adversely affect the Lenders (it being agreed that, in the case of any Permitted Refinancing of any of the Subsidiary Loan Documents, any term or provision that would not be permitted as an amendment to the Subsidiary Loan Documents under Section 7.7 shall be deemed to be materially adverse to the Lenders) or (B) would be permitted by Section 7.7 as an amendment to such Refinanced Debt; and (v) the direct or any contingent obligor on the Refinanced Debt is not changed as a result of or in connection with such modification, refinancing, refunding, renewal or extension.
“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Group Member or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.
“Pledged Equity”: as defined in the Guaranty and Security Agreement.
“Post-Acquisition Period”: with respect to any acquisition of an Acquired Entity or Business, the period beginning on the date such acquisition is consummated and ending on the 18 month anniversary of the date on which such acquisition is consummated.
“Preferred Stock”: the “Cumulative Redeemable Series A Preferred Stock” of CorePoint Lodging that is being issued in connection with the Transactions.
“Prepayment Notice”: as defined in Section 2.9(c).
“Prime Rate”: the rate of interest per annum determined by the Administrative Agent as its prime rate in effect at its principal office in New York City and notified to the Borrower, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
“Pro Forma Adjustment”: for any Reference Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Group Members, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith to result within 18 months of such acquisition of an Acquired Entity or Business as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of the Group Members; provided that (i) at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business to the extent the aggregate consideration paid in connection with such acquisition was less than $20,000,000, and (ii) so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Reference Period, or such additional costs, as applicable, will be incurred during the entirety of such Reference Period; provided, further, that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Reference Period and together with such cost savings and synergies added to Consolidated EBITDA under clauses (g)(i) and (g)(ii) of the definition of “Consolidated EBITDA” shall not account for more than twenty percent (20.0%) of Consolidated EBITDA in such Reference Period (calculated after giving effect to any such add-back pursuant to this definition and clause (g) of the definition of “Consolidated EBITDA”).

“Prohibited Transaction”: a non-exempt prohibited transaction as defined in Section 406 of ERISA and Section 4975(f)(3) of the Code.
“Properties”: as defined in Section 4.16(a).
“Property Owner Account”: the owner operating account designated as the “CPLG Properties L.L.C.” account with JPMorgan Chase Bank, N.A., as depositary and any similar or successor account thereof.
“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualified Capital Stock”: any Capital Stock that is not Disqualified Capital Stock.
“Qualified Transferee”: as defined in the Intercreditor Agreement.
“Recipient”: (a) the Administrative Agent, (b) any Lender and (c) the Issuing Lender, as applicable.
“Reference Period”: any period of four consecutive fiscal quarters.
“Register”: as defined in Section 10.6(b).
“Regulation U”: Regulation U of the Board as in effect from time to time.
“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.
“REIT”: as defined in Section 4.23.
“REIT Distribution”: as defined in Section 7.5(c).
“Rejection Deadline”: as defined in Section 2.9(c).
“Rejection Notice”: as defined in Section 2.9(c).
“Released Guarantor”: as defined in Section 10.15(b).
“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043, with respect to a Pension Plan.
“Repriced Commitments”: as defined in Section 2.22(c)(ii).
“Repricing Amendment”: as defined in Section 2.22(c)(iii).
“Repricing Election”: as defined in Section 2.22(c)(ii).
“Repricing Request”: as defined in Section 2.22(c)(i).
~~“Required Debt Yield”: 15.51%; provided if within ten (10) Business Days of the Closing Date (or such later date as the Administrative Agent agrees in its sole discretion), the Administrative Agent receives written notice from the Borrower that the “Closing Date Debt Yield” under and as defined in the Mortgage Loan Agreement has been amended to reflect the financial status of the Borrower (as defined in the Mortgage Loan Agreement) as of March 31, 2018 (the “Amended Mortgage Loan Debt Yield”), together with evidence reasonably satisfactory to the Administrative Agent of the effectiveness of such amendment under the Mortgage Loan Agreement, then from and after the date of receipt of such notice and reasonably satisfactory evidence by the Administrative Agent, the Required Debt Yield shall be a percentage equal to the product of (x) 0.90 and (y) the Amended Mortgage Loan Debt Yield.~~

“Required Debt Yield (Partial Trigger Event)”: 14.80%.
“Required Debt Yield (Trigger Event)”: 13.80%.
“Required Lenders”: at any time, the holders of more than 50% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided, that the Revolving Commitments of, and the portion of the Total Revolving Extensions of Credit held or deemed held by, any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or Governing Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer”: the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, secretary or assistant secretary or other similar officer of a Loan Party.
“Restricted Payments”: as defined in Section 7.5.
“Restructuring”: the transfer of La Quinta’s real estate business, including certain real property assets and related improvements to the Borrower and its Subsidiaries pursuant to and subject to the terms and conditions of the Separation and Distribution Agreement.
“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption or the New Lender Agreement pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $150,000,000.
“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date; provided, that any day on which a Trigger Event has occurred and is continuing shall be deemed not to fall within the Revolving Commitment Period.
“Revolving Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding.
“Revolving Loan”: any revolving credit loan made by any Lender pursuant to this Agreement.
“Revolving Percentage”: as to any Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Lenders on a comparable basis.

“Revolving Termination Date”: the Initial Revolving Termination Date, as such date may be extended pursuant to Section 2.22(b).
“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person otherwise the target of any Sanctions.
“Sanctions”: all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.
“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
“Section 2.22(b) Additional Amendment”: as defined in Section 2.22(b)(iv).
“Secured Cash Management Agreement”: any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank to the extent that such Cash Management Agreement is not otherwise designated in writing by the Borrower and the applicable Cash Management Bank to the Administrative Agent to not be included as a Secured Cash Management Agreement.
“Secured Parties”: collectively, the Administrative Agent, the Lenders, the Issuing Lender, each Hedge Bank that is party to any Secured Swap Agreement, each Cash Management Bank that is party to any Secured Cash Management Agreement and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
“Secured Swap Agreement”: any Swap Agreement that is entered into by and between any Loan Party and any Hedge Bank to the extent that such Swap Agreement is not otherwise designated in writing by the Borrower and the applicable Hedge Bank to the Administrative Agent to not be included as a Secured Swap Agreement. Notwithstanding the foregoing, for all purposes of the Loan Documents, any Guarantee Obligation of, or grant of any Lien to secure, any obligations in respect of a Secured Swap Agreement by a Loan Party shall not include any Excluded Swap Obligations of such Loan Party.
“Securities Act”: the Securities Act of 1933, as amended.
“Separation and Distribution Agreement”: that certain Separation and Distribution Agreement, dated as of January 17, 2018, by and between La Quinta and CorePoint Lodging.
“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.
“Specified Equity Contribution”: any cash contribution to the common equity of Holdings and/or any purchase or investment in any Capital Stock of Holdings other than Disqualified Capital Stock.
“Specified Representations”: the representations and warranties of Holdings and the Borrower under Section 4.3(a), Section 4.4(a), Section 4.4(c), Section 4.5 (with respect to no conflicts with Governing Documents), Section 4.11, Section 4.13, Section 4.18, Section 4.20(c) and Section 4.22.
“Specified Terms”: those terms and conditions of the Subsidiary Loan Documents that (a) are defined in the Loan Documents with reference to a definition in the Mortgage Loan Documents, and any constituent definitions component thereof as used therein, (b) relate to the definition of “Cash Trap Event” (as defined in the Mortgage Loan Agreement), the result of an occurrence of a “Cash Trap Event” under the Mortgage Loan Agreement including the application of funds therefrom and any constituent definitions component thereof as used therein, including, without limitation, the percentage of “Debt Yield” (as defined in the Mortgage Loan Agreement) used for purposes of calculating a “Debt Yield Trigger Event” (as defined in the Mortgage Loan Agreement) or (c) relate to (i) Holdings’ and the Borrower’s ability to directly and indirectly pledge the Capital Stock of the Mortgage Loan Parties to secure the Obligations or the ability to foreclose (or accept a conveyance in lieu of foreclosure) of such Capital Stock (except to the extent such Capital Stock constitutes Excluded Property other than due to the terms of the Subsidiary Loan Documents) or (ii) the ability of any direct or indirect Subsidiary of the Borrower (other than a Subsidiary that constitutes an Excluded Subsidiary other than due to the terms of the Subsidiary Loan Documents) that directly or indirectly owns any Capital Stock in a Mortgage Loan Party to guaranty the Obligations.
“Spin-Off”: the distribution by La Quinta of the Capital Stock of CorePoint Lodging to the shareholders of La Quinta on the Closing Date pursuant to and subject to the terms and conditions of the Merger Agreement and the Separation and Distribution Agreement.
“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under

Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the applicable Loan Party. For the avoidance of doubt, any entity that is owned at a 50.0% or less level (as described above) shall not be a “Subsidiary” for any purpose under this Agreement, regardless of whether such entity is consolidated on Holdings’, the Borrower’s or any Subsidiary’s financial statements.
“Subsidiary Guarantor”: each wholly-owned Domestic Subsidiary of the Borrower (other than any Excluded Subsidiary) that is or becomes a party to the Guarantee and Security Agreement. The Subsidiary Guarantors as of the Closing Date are listed on Schedule 1.1C.
“Subsidiary Loan Cash Management Agreement”: the “Cash Management Agreement” as defined in the Mortgage Loan Agreement.
“Subsidiary Loan Documents”: collectively, the Mortgage Loan Documents and the documents, agreements and instruments governing any Permitted Refinancing thereof.
“Subsidiary Loan Transactions”: the funding of the loan and other transactions contemplated under the Subsidiary Loan Documents.
“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party or any of their respective Subsidiaries shall be a “Swap Agreement”.
“Swap Obligation”: with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Taxes”: any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.
“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.
“Transactions”: collectively, (a) the funding of any Revolving Loans and the issuance of any Letters of Credit on the Closing Date and the execution and delivery of the Loan Documents entered into on the Closing Date, (b) the Subsidiary Loan Transactions, (c) the consummation of the Acquisition, (d) the consummation of the Restructuring and the Spin-Off, (e) the execution and delivery of the Franchise Agreements and Management Agreements, (f) the repayment in full of the Existing Credit Agreement and (g) the payment of expenses in connection with the foregoing.
“Transferee”: any Assignee or Participant.
“Trigger Event”: shall have occurred if, as of the last day of any calendar quarter, the Debt Yield is less than the Required Debt Yield (Trigger Event); provided, that a Trigger Event shall cease to exist following a Trigger Event Cure with respect to such Trigger Event.
“Trigger Event Cure”: with respect to any Trigger Event, the occurrence of (a) the repayment by the Borrower in full of all outstanding Revolving Loans and all outstanding Reimbursement Obligations and the Cash Collateralization of all L/C Obligations in an amount not less than the Minimum Collateral Amount and (b) a Debt Yield of equal to or greater than the Required Debt Yield (Trigger Event) as of the last day of each of two consecutive calendar quarters after the calendar quarter during which such Trigger Event occurred.
“Type”: as to any Revolving Loan, its nature as an ABR Loan or a Eurodollar Loan.
“United States”: the United States of America.
“U.S. Person”: any Person that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate”: as defined in Section 2.18(f)(ii)(B)(3).
“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.
“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.
“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2    Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under the Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar effect) to value any Indebtedness or other liabilities of any Group Member at “fair value”, as defined therein), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”, (iv) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (vi) unless the context otherwise requires, definitions of and references to agreements, instruments or other Contractual Obligations (including any Governing Document) shall, unless otherwise specified, be deemed to refer to such agreements, instruments or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document).
(c)    The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(e)    Unless the context requires otherwise, (i) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and (ii) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
1.3    Classifications of Revolving Loans. For purposes of this Agreement, Revolving Loans and Revolving Commitments may be classified and referred to by Class (e.g., an “Existing Loan”, “Extended Loan”, “Existing Commitment” or “Extended Commitment”) or by Type (e.g., an “ABL Loan” or “Eurodollar Loan”).
1.4    Timing of Payment or Performance. Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period” and in Section 2.15(c)) or performance shall extend to the immediately succeeding Business Day.
1.5    Rounding. Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).
1.6    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern Time (daylight or standard, as applicable).
SECTION 2.    AMOUNT AND TERMS OF REVOLVING COMMITMENTS
2.1    Revolving Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender’s Revolving Commitment; provided that any time after the occurrence and during the continuance of a Partial Trigger Event, the Borrower may not borrow any Revolving Loans if after giving effect to such Revolving Loans the Total Revolving Extensions of Credit would exceed $100,000,000. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Subject to Section 2.14, the Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10.

(b)    The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.
2.2    Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three (3) Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) the requested Borrowing Date, in the case of ABR Loans) (provided that any such notice of a borrowing of ABR Loans to finance payments required by Section 3.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount, Class and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Revolving Loan and the respective lengths of the initial Interest Period therefor. Any Revolving Loans made on the Closing Date shall initially be ABR Loans unless the Borrower has provided to the Administrative Agent and the Lenders a funding indemnity in form and substance reasonably satisfactory to the Administrative Agent. Each borrowing of Revolving Loans shall be in an amount equal to (x) in the case of ABR Loans, $500,000 or a whole multiple of $100,000 in excess thereof and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender of the applicable Class thereof. Each Lender of the applicable Class will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 1:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.
2.3    Intentionally Omitted.
2.4    Intentionally Omitted.
2.5    Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof. For the avoidance of doubt, each Lender’s Revolving Commitment shall be deemed to be in effect for purposes of this Section 2.5(a) regardless of the occurrence and continuance of a Partial Trigger Event or Trigger Event except with respect to any of such Revolving Commitment that has been permanently and irrevocably terminated pursuant to the terms hereof.
(b)    The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.
2.6    Termination or Reduction of Revolving Commitments. Subject to Section 2.22(b), the Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, either (a) the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments or (b) the aggregate amount of the Revolving Extensions of Credit, with respect to any Class outstanding at such time, would exceed the aggregate amount of the Revolving Commitments then in effect with respect to such Class. Any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple of $100,000 in excess thereof, and shall reduce permanently the Revolving Commitments then in effect either (i) ratably among Classes or (ii) if not inconsistent with the Extension Amendment relating to Extended Commitments, first to the Revolving Commitments with respect to any Existing Commitments and second to such Extended Commitments; provided that, with respect to the Revolving Commitments of any Class, any such termination or reduction shall apply ratably to the Revolving Commitment of each Lender of such Class.
2.7    Repayment of Revolving Loans; Source of Funds; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the applicable Revolving Termination Date.
(b)    Intentionally Omitted.
(c)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Revolving Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(d)    The Administrative Agent shall maintain the Register pursuant to Section 10.6(b)(iv), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Revolving Loan made hereunder, the Type and Class of each Revolving Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender or the Administrative Agent hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(e)    The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (c) and (d) of this Section 2.7 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Revolving Loans made to the Borrower in accordance with the terms of this Agreement.
(f)    Any Lender may request that Revolving Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Revolving Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.6) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
2.8    Optional Prepayments. The Borrower may at any time and from time to time prepay the Revolving Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three (3) Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, on such Business Day, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided that, if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.19. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Loans shall be in an amount equal to (x) in the case of ABR Loans, $500,000 or a whole multiple of $100,000 in excess thereof and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof. Each prepayment pursuant to this Section 2.8 shall be allocated pro rata to all Lenders according to their respective Revolving Percentages.
2.9    Mandatory Prepayments and Commitment Reductions. (a) If for any reason the Total Revolving Extensions of Credit at any time exceed the Total Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an amount not less than the applicable Minimum Collateral Amount multiplied by such excess amount; provided, however, that, subject to Section 2.24(a), the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.9(a) unless after the prepayment in full of the Revolving Loans, Total Revolving Extensions of Credit exceed the Total Revolving Commitments then in effect.
(b)    If on any date a Trigger Event or an Event of Default has occurred and is continuing, the Borrower shall prepay Revolving Loans and Cash Collateralize the L/C Obligations as set forth in Section 2.25(b). If on any date a Partial Trigger Event has occurred and is continuing, the Borrower shall prepay Revolving Loans and Cash Collateralize the L/C Obligations as set forth in Section 2.26(b).
(c)    The Borrower shall notify the Administrative Agent of any Change of Control at least five (5) Business Days before the date thereof, which notice shall constitute an offer by the Borrower to terminate all of the Revolving Commitments of each Lender and to prepay all outstanding Revolving Loans thereunder on the date of such Change of Control. The Administrative Agent shall provide a notice thereof (each, a “Prepayment Notice”) to each Lender as promptly as practicable thereafter. Each Lender may in its sole discretion reject all or a portion of its pro rata share of any offered permanent reduction of the Revolving Commitments of each Class under this Section 2.9(c) (such declined amounts, such Lender’s “Declined Amount”) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 P.M. three (3) Business Days after delivery of the Prepayment Notice regarding such permanent reduction and related mandatory prepayment (such time, the “Rejection Deadline”). Each Rejection Notice from a given Lender shall specify such Lender’s Declined Amount of each Class of Revolving Commitments held by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent by the Rejection Deadline with respect to any Class of Revolving Commitments held by such Lender with respect to a Prepayment Notice or such Rejection Notice fails to specify such Lender’s Declined Amount with respect to any Class of Revolving Commitments held by such Lender, any such failure will be deemed an acceptance of the total amount of such permanent reduction of Revolving Commitments of the applicable Class (and related mandatory prepayment of Revolving Loans). No later than 2:00 P.M. on the date of the Change of Control, the Borrower shall permanently reduce the Revolving Commitments of each Class of each Lender by an amount equal to such Lender’s Revolving Commitments of such Class then in effect less such Lender’s Declined Amount for such Class with respect to such Prepayment Notice.

Upon the occurrence of any such reduction of Revolving Commitments, each of the Lenders shall assign or purchase, as applicable, at the principal amount thereof, such interests in the Revolving Loans and participation interests in L/C Obligations (but not, for the avoidance of doubt, the related Revolving Commitments) outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, all of the Revolving Loans and participation interests in L/C Obligations outstanding on such date will be held by the remaining Lenders ratably in accordance with their Revolving Commitments after giving effect to such reductions in the Revolving Commitments. Such assignments and purchases shall be made pursuant to such procedures as may be designated by Administrative Agent and shall not be required to be effectuated in accordance with Section 10.6. In addition to the foregoing, to the extent that after giving effect to such reduction and reallocation, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an amount not less than the applicable Minimum Collateral Amount multiplied by such excess amount.
(d)    The application of any prepayment pursuant to Section 2.9 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Revolving Loans under Section 2.9 (except in the case of Revolving Loans that are ABR Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. Each prepayment and Revolving Commitment reduction pursuant to Section 2.9(b) shall be allocated pro rata among all Lenders according to their respective Revolving Percentages. Each prepayment and Revolving Commitment reduction pursuant to Section 2.9(c) shall be allocated in accordance with such Section.
2.10    Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender of the applicable Class thereof.
(b)    Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Revolving Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Revolving Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender of the applicable Class thereof.
2.11    Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.
2.12    Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted LIBO Rate determined for such day plus the Applicable Margin applicable for Eurodollar Loans.
(b)    Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin applicable for ABR Loans.
(c)    If all or a portion of the principal amount of, or any interest payable on, any Revolving Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder or under any Loan Document shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Revolving Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 3.00 % or (y) in the case of any other amount, the rate applicable to ABR Loans plus 3.00%, in each case, from the date of such non-payment until such amount is paid in full (after as well as before judgment).
(d)    Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.
2.13    Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate or the Federal Funds Effective Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of an Adjusted LIBO Rate. Any change in the interest rate on a Revolving Loan resulting from a change in the ABR or the Statutory Reserve Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.12(a).
2.14    Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
(a)    the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Rate or the Adjusted LIBO Rate (including because the LIBO Screen Rate is not available or published on a current basis) for such Interest Period, or
(b)    the Administrative Agent shall have received notice from the Majority in Interest of any Class that the Adjusted LIBO Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Revolving Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans with respect to such Class requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Revolving Loans with respect to such Class that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans with respect to such Class shall be converted, on the last day of the then current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans, with respect to such Class, shall be made or continued as such, nor shall the Borrower have the right to convert Revolving Loans to Eurodollar Loans with respect to such Class.
(c)    If at any time the Borrower and the Administrative Agent determine in good faith that (i) the circumstances set forth in clause (a) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a) have not arisen but the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor in good faith to establish an alternate rate of interest to the LIBO Rate that is generally accepted as the then prevailing market convention for determining a rate of interest (including the making of appropriate adjustments to such alternate rate and this Agreement (x) to preserve pricing in effect at the time of selection of such alternate rate (but for the avoidance of doubt which would not reduce the Applicable Margin) and (y) other changes necessary to reflect the available interest periods for such alternate rate) for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 10.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this paragraph (but, in the case of the circumstances described in clause (ii) of the first sentence of this paragraph, only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any request for the conversion of any Revolving Loan to, or continuation of any Revolving Loan as, a Eurodollar Loan shall be ineffective and (y) if any borrowing request requests a Eurodollar Loan, such Revolving Loan shall be made as an ABR Loan.
2.15    Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder and each payment by the Borrower on account of any commitment fee shall be made pro rata according to the respective Revolving Percentages of the Lenders. Any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the respective Revolving Percentages of the relevant Lenders except (i) to the extent that this Agreement provides for reductions to be disproportionately allocated to a group of Lenders with respect to a particular Class pursuant to Section 2.6, in which case each reduction shall be allocated to the Lenders in such Class pro rata according to the respective Revolving Percentages of the relevant Lenders and (ii) reductions pursuant to Section 2.9(c), which shall be allocated as provided in such Section.
(b)    Each payment (including each prepayment) by the Borrower on account of principal of the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Lenders (except for prepayments pursuant to Section 2.9(c), which shall be allocated as provided in such Section). Each payment of interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Lenders, except to the extent that this Agreement provides that different Classes of Revolving Loans shall have different Applicable Margins, in which case each payment shall be allocated to the Lenders in such Class pro rata according to the respective Revolving Percentages of the relevant Lenders.

(c)    All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
(d)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower.
(e)    Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
2.16    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in L/C Obligations held by it resulting in such Lender receiving payment of a proportion of the aggregate amount of such Revolving Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Loans and subparticipations in the L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and other amounts owing them; provided that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender and mandatory prepayments made pursuant to Section 2.9(c)), (y) the application of Cash Collateral provided for in Section 2.24 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
2.17    Change in Law. (a) If any Change in Law shall:
(i)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C)

Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(ii)    impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Recipient that is not otherwise included in the determination of the Adjusted LIBO Rate; or
(iii)    impose on such Recipient any other condition;
and the result of any of the foregoing is to increase the cost to such Recipient, by an amount that such Recipient deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Recipient, upon its demand, any additional amounts necessary to compensate such Recipient for such increased cost or reduced amount receivable. If any Recipient becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
(b)    If any Lender shall have determined that any Change in Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
(c)    A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor or to the extent such compensation for such increased costs is not submitted by such Lender for other similarly situated borrowers under similar facilities; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.
2.18    Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.18) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)    As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.18, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.18(e).
(f)    (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed originals of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.18 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.18(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.18(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.18(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.
(i)    For purposes of this Section 2.18, the term “Lender” includes the Issuing Lender.
2.19    Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Revolving Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder for a period of 180 days.
2.20    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.17 or 2.18 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Revolving Loans affected by such event with the object of avoiding the consequences of such event; provided, that in the sole judgment of such Lender, such designation (i) would eliminate or reduce amounts payable pursuant to Section 2.17 or 2.18, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed costs or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation.
2.21    Replacement of Lenders. If any Lender (a) is entitled to additional compensation under Section 2.17 or 2.18, (b) becomes a Defaulting Lender or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders (or each of the Lenders of a Class) or each of the Lenders affected thereby (or each of the Lenders of a Class affected thereby) (so long as the consent of the Required Lenders (or Majority in Interest of the applicable Class) has been obtained), the Borrower, at its sole expense and effort, may cause such Lender to (and, if the Borrower so demands, such Lender shall) assign all of its rights and obligations under this Agreement to one or more replacement financial institutions; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) in the case of any such replacement resulting from a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments, (iii) the replacement financial institution shall purchase, at par, all Revolving Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 2.19 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent and the Issuing Lender (such consent not to be unreasonably withheld), (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6; (provided that if such replaced Lender fails to execute and deliver the applicable Assignment and Assumption within one (1) Business Day of request by the Borrower, such Lender’s execution and delivery thereof shall not be necessary to effectuate such assignment), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.17 or 2.18, as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment shall cease to apply.
2.22    Extension Options; Repricing Option. (a) Intentionally Omitted.
(b)    Extension Options. (i) The Borrower may, by written notice to the Administrative Agent (such notice, the “Initial Extension Notice”) not earlier than 60 days and not later than 10 days prior to the Initial Revolving Termination Date, elect to extend the Revolving Termination Date for one additional period of twelve (12) months, subject to the terms of this Section 2.22(b)(i). The Administrative Agent shall distribute the Initial Extension Notice promptly to the Lenders following its receipt thereof. As conditions precedent to such extension, the Borrower shall, on or prior to the Initial Revolving Termination Date, satisfy each of the following requirements for such extension to become effective:
(A)    the Administrative Agent shall have received the Initial Extension Notice within the period required under clause (i) above;
(B)    on the date of the Initial Extension Notice and immediately after giving effect to such extension of the Revolving Termination Date, no Event of Default shall have occurred and be continuing;
(C)    the maturity of all of the Mortgage Loans (and any Permitted Refinancing thereof) then outstanding shall have been (or substantially simultaneously are) extended by exercise of the Extension Option (as defined in the Mortgage Loan Agreement) (or the corresponding provision of any Permitted Refinancing of the Mortgage Loans) to a date no earlier than the extended Revolving Termination Date; and
(D)    the Borrower shall not have extended the termination date of all or a portion of the Revolving Commitments pursuant to Section 2.22(b)(ii) - (iv).
(ii)    The Borrower may at any time and from time to time request that all or a portion of the Revolving Commitments existing at the time of such request (each, an “Existing Commitment”, and Revolving Loans related thereto, “Existing Loans”) of any Class (an “Existing Class”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Existing Loans (any such Existing Loans which have been so extended, “Extended Loans”, and any such Existing Commitments so extended, “Extended Commitments”). Prior to entering into any Extension Amendment with respect to any Extended Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Class and which such request shall be offered equally to all such Lenders) (an “Extension Request”) setting forth the proposed terms of the Extended Commitments to be established thereunder, which terms shall be identical to the Revolving Commitments of the Existing Class from which they are to be extended except that (w) the scheduled final termination date of such Extended Commitments may be delayed to later dates than the scheduled final termination date of such Existing Class, (x) (A) the interest rates, interest margins, rate floors and upfront fees with respect to the Extended Commitment may be different than those for the Existing Commitments and/or (B) additional fees may be payable to the Lenders providing such Extended Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (y) (A) the undrawn revolving commitment fee rate with respect to such Extended Commitments may be different than such rate for such Existing Commitments and (B) the Extension Amendment may provide for other covenants and terms that apply to any period after the latest Revolving Termination Date in effect prior to giving effect to such Extension Amendment and (z) the terms of any Extended Commitments may also contain other differences from the Existing Class from which they are to be extended as are approved by the Administrative Agent, acting reasonably, so long as such differences are not material and not adverse to the Lenders of such Existing Class; provided that, notwithstanding anything to the contrary in this Section 2.22(b) or otherwise, (1) the borrowing and repayment (other than (x) in connection with a permanent repayment and termination of commitments as set forth in Section 2.6, treatment of which may be agreed between the Borrower and the Lenders relating to an Extension Series, or upon the Revolving Termination Date of a Class of Revolving Commitments and (y) prepayments pursuant to Section 2.9(c)) of Revolving Loans with respect to any Extended Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing Loans of the Class of Existing Commitments from which they were extended (the mechanics for which may be implemented through the applicable Extension Amendment and may include technical changes related to the borrowing and replacement letter of credit procedures of such Class of Existing Commitments) and (2) assignments and participations of Extended Commitments and Extended Loans shall be governed by the same assignment and participation provisions applicable to Existing Classes set forth in Section 10.6. No Lender shall have any obligation to agree to have any of its Revolving Commitments of any Existing Class converted into Extended Commitments pursuant to any Extension Request. Any Extended Commitments of any Extension Series shall constitute a separate Class of Revolving Commitments from the Existing Class from which they were converted and from any other Existing Commitments.
(iii)    The Borrower shall provide the applicable Extension Request at least five (5) Business Days (or such shorter period as is reasonably acceptable to Administrative Agent) prior to the date on which Lenders under the applicable Existing Class or Existing Classes are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.22(b). Any Lender (an “Extending Lender”) wishing to have all or a portion of its Revolving Commitments of the Existing Class or Existing Classes subject to such Extension Request converted into Extended Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Revolving Commitments of the Existing Class or Existing Classes subject to such Extension Request that it has elected to convert into Extended Commitments (subject to any minimum denomination requirements imposed by the Administrative Agent); provided that if any Lenders of an Existing Class fail to respond, such Lenders will be deemed to have declined to extend their Revolving Commitments. In the event that the aggregate amount of Revolving Commitments of the Existing Class or Existing Classes subject to Extension Elections exceeds the amount of Extended Commitments requested pursuant to the Extension Request, Revolving Commitments of the Existing Class or Existing Classes subject to Extension Elections shall be converted to Extended Commitments on a pro rata basis based on the amount of Revolving Commitments included in each such Extension Election (subject to rounding). Notwithstanding the conversion of any Existing Commitment into an Extended Commitment, such Extended Commitment shall be treated identically to all other Revolving Commitments for purposes of the obligations of a Lender in respect of Letters of Credit under Section 3, except that the applicable Extension Amendment may provide that the last day for issuing Letters of Credit may be extended and the related obligations to issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Amendment) so long as the Issuing Lender has consented to such extension (it being understood that no consent of any other Lender shall be required in connection with any such extension).
(iv)    Extended Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.22(b)(iv) and notwithstanding anything to the contrary set forth in Section 10.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Commitments established thereby) executed by the Loan Parties, the Administrative Agent and the Extending Lenders. No Extension Amendment shall provide for any tranche of Extended Commitments in an aggregate principal amount that is less than $5,000,000. Notwithstanding anything to the contrary in this Section 2.22(b) and without limiting the generality or applicability of Section 10.1 to any Section 2.22(b) Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.22(b) Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.22(b) Additional Amendments are within the requirements of Section 2.22(b)(ii) and do not become effective prior to the time that such Section 2.22(b) Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Commitments provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.22(b) Additional Amendments to become effective in accordance with Section 10.1. In connection with any Extension Amendment, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent (i) as to the enforceability of such Extension Amendment, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby (in the case of such other Loan Documents as contemplated by the immediately preceding sentence), (ii) to the effect that such Extension Amendment, including the Extended Commitments provided for therein, does not conflict with or violate the terms and provisions of Section 10.1 of this Agreement and (iii) covering such other matters as the Administrative Agent may reasonably request in connection therewith.
(c)    Repricing Option. (i) The Borrower may at any time and from time to time request that the Applicable Margin be modified. In order to modify the Applicable Margin pursuant to this Section, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders) (a “Repricing Request”) setting forth the proposed new Applicable Margin to be established. No Lender shall have any obligation to agree to continue to have Revolving Commitments under this Agreement to which the new Applicable Margin shall apply.
(ii)    The Borrower shall provide the applicable Repricing Request at least five (5) Business Days (or such shorter period as is reasonably acceptable to Administrative Agent) prior to the date on which Lenders are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.22(c). Any Lender (an “Accepting Lender”) wishing to have all or a portion of its Revolving Commitments subject to such Repricing Request shall notify the Administrative Agent (a “Repricing Election”) on or prior to the date specified in such Repricing Request of the amount of its Revolving Commitments that it has elected to continue subject to the new Applicable Margin (the “Repriced Commitments”); provided that if any Lenders fail to respond, such Lenders will be deemed to have declined to continue their Revolving Commitments. In the event that the aggregate amount of Repriced Commitments is less than the Total Revolving Commitments as then in effect, the Borrower shall arrange for any such shortfall to be provided on a dollar for dollar basis by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment, an “Increasing Repriced Lender”), and/or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, a “New Repriced Lender”), increasing their existing Revolving Commitments or extending Revolving Commitments, as the case may be; provided, that (A) the amount of increased Revolving Commitment of each Increasing Repriced Lender and each New Repriced Lender shall be subject to the approval (not to be unreasonably withheld or delayed) of the Borrower, the Administrative Agent and the Issuing Lender and (B)(1) in the case of an Increasing Repriced Lender, the Loan Parties, the Administrative Agent, the Issuing Lender and such Increasing Repriced Lender shall have executed an Increasing Lender Agreement and (2) in the case of a New Repriced Lender, the Loan Parties, the Administrative Agent, the Issuing Lender and such New Repriced Lender shall have executed a New Lender Agreement. No consent of any Lender (other than the Lenders participating in such repricing) shall be required for any change in the Applicable Margin pursuant to this Section 2.22(c).
(iii)    The modification of the definition of Applicable Margin shall be established pursuant to an amendment (a “Repricing Amendment”) to this Agreement (which notwithstanding anything to the contrary set forth in Section 10.1, shall not require the consent of any Lender other than the Accepting Lenders, Increasing Repriced Lenders and New Repriced Lenders) executed by the Loan Parties, the Administrative Agent, the Accepting Lenders, the Increasing Repriced Lenders and the New Repriced Lenders. No such Repricing Amendment shall become effective unless (x) no Event of Default shall have occurred and be continuing or would result after giving effect to such Repricing Amendment, (y) the Borrower shall have paid all fees and other amounts (including, without limitation, pursuant to Section 10.5) due and payable by the Borrower in connection with such Repricing Amendment and (z) the Administrative Agent shall have received documents consistent with those delivered on the Closing Date as to the corporate power and authority of the Loan Parties to enter into the Repricing Amendment, Increasing Lender Agreement and New Lender Agreement, as applicable, and to continue perform their obligations under the Loan Documents.
(iv)    On the effective date of any Repricing Amendment, (A) the Revolving Commitments of any Lender that is not an Accepting Lender with respect to such Repricing Amendment shall be permanently reduced to zero and terminated, (B) each relevant Accepting Lender, Increasing Repriced Lender and New Repriced Lender shall make available to the Administrative Agent, for the benefit of the other Lenders, such amounts in immediately available funds as the Administrative Agent shall determine as being required in order to cause, after giving effect to such Repricing Amendment and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Revolving Percentage of such outstanding Revolving Loans (including, for the avoidance of doubt, the repayment in full of the principal on the Revolving Loans of any Lender that is not an Accepting Lender), (C) to the extent that the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments after giving effect to any Repricing Amendment, the Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an amount not less than the applicable Minimum Collateral Amount multiplied by such excess amount, (D) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any Repricing Amendment (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.2) and (E) the participations in outstanding Letters of Credit shall be adjusted to reflect the then-applicable Revolving Percentage of each Lenders. The deemed payments made pursuant to clause (D) of the immediately preceding sentence shall be accompanied by (1) payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.19 if the deemed payment occurs other than on the last day of the related Interest Periods and (2) payment of all other amounts owed to any Lender that is not an Accepting Lender hereunder and under the other Loan Documents.
(v)    Nothing contained in this Section 2.22(c) shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment hereunder at any time.
2.23    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender hereunder; third, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.24; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans under this Agreement and (y) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.24; sixth, to the payment of any amounts owing to the Lenders or the Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans or with respect to drawings made under Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Revolving Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and the amount of such drawings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or the amount of such drawings owed to, such Defaulting Lender until such time as all Revolving Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Revolving Commitments without giving effect to Section 2.23(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.23(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. (A) No Defaulting Lender shall be entitled to receive any fees under Section 2.5(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive fees under Section 3.3(a) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.24.
(C)    With respect to any fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-

Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Extensions of Credit of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 10.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.24.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Revolving Commitments under the applicable facility (without giving effect to Section 2.23(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    New Letters of Credit. So long as any Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
2.24    Cash Collateral.
(a)    Delivery of Cash Collateral. If (i) the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such amount has not been reimbursed pursuant to Section 3.5, (ii) as of the date that is five (5) Business Days prior to the Revolving Termination Date there are any issued and outstanding Letters of Credit that have not been Cash Collateralized, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 8, or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above), or within one (1) Business Day following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent) (in all other cases), provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of clause (iv) above after giving effect to Section 2.23(a)(iv) and any Cash Collateral provided by the applicable Defaulting Lender). In addition to the requirements pursuant to clauses (i) through (iv) above, the Borrower shall provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount on the terms and subject to the conditions set forth in other provisions of this Agreement.
(b)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender and the Lenders, and agrees to maintain, a first priority security interest in all Cash Collateral as security for the obligations which such Cash Collateral may be applied pursuant to Section 2.24(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender). All Cash Collateral shall be maintained in a blocked, non-interest-bearing deposit account at the Administrative Agent. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative charges in connection with the maintenance and disbursement of Cash Collateral.

(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s Fronting Exposure or to secure other obligations shall no longer be required to be held as Cash Collateral pursuant to this Section 2.24 following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 2.23 the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.
2.25    Trigger Event.
(a)    In the event that a Trigger Event or an Event of Default has occurred and is continuing:
(i)    the Revolving Commitments and the Revolving Commitment Period shall be suspended and none of the Administrative Agent, the Issuing Lender or any Lender shall make an extension of credit hereunder;
(ii)    the Administrative Agent shall direct the depositary banks for the Operating Lessee Remainder Account and the Property Owner Account to transfer any Distributable Funds on deposit in the Operating Lessee Remainder Account and the Property Owner Account to the Conditional Controlled Account; and
(iii)    the Administrative Agent shall direct the Conditional Controlled Account Bank to transfer any amounts on deposit in the Conditional Controlled Account, or any amounts that are deposited in the Conditional Controlled Account during such period, to the Account.
(b)    In the event that a Trigger Event or an Event of Default has occurred and is continuing, the Administrative Agent is authorized by the Borrower and shall apply the amounts on deposit in the Account from time to time and all cash distributions from any of the Borrower’s direct or indirect Subsidiaries, and all proceeds of Collateral, on and after the occurrence of such Trigger Event or such Event of Default, in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting accrued and unpaid fees (including pursuant to Sections 2.5 and 3.3), interest on the Revolving Loans, L/C Obligations and other Obligations, indemnities and other amounts (other than principal) payable to the Lenders and the Issuing Lender (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Lender), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Lender in proportion to the respective amounts described in this clause Third held by them; and
Fourth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower in an amount not less than the Minimum Collateral Amount.
(c)    In the event that a Trigger Event or an Event of Default has occurred and is continuing, the Borrower shall cause each of its direct and indirect Subsidiaries to make distributions of all Distributable Funds directly into either the Conditional Controlled Account (which shall be transferred to the Account pursuant to Section 2.25(a)(ii) above) or the Account.
(d)    Notwithstanding the foregoing, the Borrower may request in writing withdrawals from the Account and the Conditional Controlled Account to make permitted REIT Distributions in accordance with Section 7.5(c), and the Administrative Agent will comply with any such written request.
2.26    Partial Trigger Event.
(a)    In the event that a Partial Trigger Event has occurred and is continuing:
(i)    none of the Administrative Agent, the Issuing Lender or any Lender shall make an extension of credit hereunder if after giving effect to such extension of credit the Total Revolving Extensions of Credit would exceed $100,000,000;
(ii)    if the Total Revolving Extensions of Credit exceed $100,000,000, the Administrative Agent shall direct the depositary banks for the Operating Lessee

Remainder Account and the Property Owner Account to transfer any Distributable Funds on deposit in the Operating Lessee Remainder Account and the Property Owner Account to the Conditional Controlled Account; and
(iii)    if the Total Revolving Extensions of Credit exceed $100,000,000, the Administrative Agent shall direct the Conditional Controlled Account Bank to transfer any amounts on deposit in the Conditional Controlled Account, or any amounts that are deposited in the Conditional Controlled Account during such period, to the Account.
(b)    In the event that a Partial Trigger Event has occurred and is continuing, the Administrative Agent is authorized by the Borrower and shall apply the amounts on deposit in the Account from time to time and all cash distributions from any of the Borrower’s direct or indirect Subsidiaries, and all proceeds of Collateral, on and after the occurrence of such Partial Trigger Event, in the following order until the Total Revolving Extensions of Credit do not exceed $100,000,000:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting accrued and unpaid fees (including pursuant to Sections 2.5 and 3.3), interest on the Revolving Loans, L/C Obligations and other Obligations, indemnities and other amounts (other than principal) payable to the Lenders and the Issuing Lender (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Lender), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Lender in proportion to the respective amounts described in this clause Third held by them; and
Fourth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower in an amount not less than the Minimum Collateral Amount.
(c)    In the event that a Partial Trigger Event has occurred and is continuing and the Total Revolving Extensions of Credit exceed $100,000,000, the Borrower shall cause each of its direct and indirect Subsidiaries to make distributions of all Distributable Funds directly into either the Conditional Controlled Account (which shall be transferred to the Account pursuant to Section 2.26(a)(ii) above) or the Account.
(d)    Notwithstanding the foregoing, the Borrower may request in writing withdrawals from the Account and the Conditional Controlled Account to make permitted REIT Distributions in accordance with Section 7.5(c), and the Administrative Agent will comply with any such written request.
(e)    Notwithstanding the foregoing in this Section 2.26, if a Partial Trigger Event has occurred and is continuing, but the Total Revolving Extensions of Credit do not exceed $100,000,000 (including due to the application of funds provided by Section 2.26(b) above), any amounts transferred to the Conditional Controlled Account and the Account pursuant to Section 2.26(a)(ii) and (a)(iii) above may be returned to the Operating Lessee Remainder Account and the Property Owner Account as requested by the Borrower.

SECTION 3.    LETTERS OF CREDIT
3.1    L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Sublimit, (ii) the aggregate amount of the Available Revolving Commitments would be less than zero ~~or~~, (iii) the outstanding amount of the L/C Obligations of the applicable Issuing Lender (determined for such purpose without giving effect to the participations therein of the L/C Participants pursuant to Section 3.4) would exceed such Issuing Lender’s L/C Commitment (unless such Issuing Lender has consented thereto) or (iv) after the occurrence and during the continuance of a Partial Trigger Event if after giving effect to such Letter of Credit, the Total Revolving Extensions of Credit would exceed $100,000,000. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five (5) Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above, except to the extent that the Issuing Lender has approved of such expiration date and the outstanding amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or backstopped pursuant to arrangements reasonably satisfactory to the Issuing Lender).

(b)    The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if (i) such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law or (ii) any Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Lender (in its sole discretion) with the Borrower or such Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.23(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.
3.2    Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).
3.3    Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, shared ratably among the Lenders in accordance with their respective Revolving Percentages and payable quarterly in arrears on each Fee Payment Date after the issuance date.
(b)    In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee at a rate per annum equal to 0.125% of the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.
(c)    In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4    L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay (and the Administrative Agent may apply Cash Collateral provided for this purpose) to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or a Partial Trigger Event or Trigger Event or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(b)    If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three (3) Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three (3) Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)    Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.
3.5    Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any Taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.12(b) and (y) thereafter, Section 2.12(c).
3.6    Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.7    Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
3.8    Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.
3.9    Existing Letters of Credit. On the Closing Date, without further action by any party hereto (including the delivery of a request for a Letter of Credit or any consent of, or confirmation by or to, the Administrative Agent), subject to the terms of this Section 3.9, (i) each Existing Letter of Credit issued by an Existing Issuing Lender hereunder shall become a Letter of Credit outstanding under this Agreement, shall be deemed to be Letters of Credit issued under this Agreement, on behalf of the Borrower, and shall be subject to the terms and conditions hereof (including, without limitation Section 3.4(a)) as if each such Existing Letters of Credit were issued by the applicable Issuing Lender pursuant to this Agreement and (ii) each Existing Issuing Lender that has issued an Existing Letter of Credit shall be deemed to have granted each L/C Participant, and each L/C Participant shall be deemed to have acquired from such Existing Issuing Lender, on the terms and conditions of Section 3.4 hereof, for such L/C Participant’s own account and risk, an undivided participation interest in such Existing Issuing Lender’s obligations and rights under each such Existing Letter of Credit equal to such L/C Participant’s Revolving Percentage of (x) the outstanding amount available to be drawn under such Existing Letter of Credit and (y) the aggregate amount of any outstanding reimbursement obligations in respect thereof.
SECTION 4.    REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Revolving Loans and issue or participate in the Letters of Credit, the Loan Parties hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:
4.1    Financial Condition. Each financial statement delivered pursuant to Section 5.1(c) presents fairly, in all material respects, the consolidated financial condition of La Quinta and its Subsidiaries or Holdings or the Borrower and their Subsidiaries, as the case may be, as of the date of each such financial statement. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved, subject to year-end audit adjustments.

4.2    No Change. Since the Closing Date, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
4.3    Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization except (other than with respect to Holdings and the Borrower) to the extent that failure to be in good standing could not reasonably be expected to have a Material Adverse Effect, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.4    Power; Authorization; Enforceable Obligations.
(a)    Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.
(b)    No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except consents, authorizations, filings and notices (i) described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect or (ii) the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.
(c)    Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
4.5    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Collateral Documents), except to the extent that such violation could not reasonably be expected to have a Material Adverse Effect.
4.6    Litigation. No action, suit, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any of their respective Subsidiaries or against any of their respective property as to which, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
4.7    No Default. No Default or Event of Default has occurred and is continuing.
4.8    Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property necessary in the ordinary conduct of its business, and good title to, or a valid leasehold interest in, all its other property necessary in the ordinary conduct of its business, and none of such property is subject to any Lien except as permitted by Section 7.3 and except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
4.9    Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except to the extent that could not reasonably be expected to have a Material Adverse Effect. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, except to the extent that any such claim could not reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by each Group Member does not infringe on the rights of any Person except to the extent that could not reasonably be expected to have a Material Adverse Effect.
4.10    Taxes. Each of the Borrower and Holdings is treated as a disregarded entity or a partnership for U.S. federal income tax purposes. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each Group Member has filed or caused to be filed all federal, state and other tax returns and reports that are required to have been filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property, and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member) and (ii) no Tax Lien has been filed, and, to the knowledge of the Loan Parties, no claim is being asserted, with respect to any such Taxes, fees or other charges.
4.11    Federal Regulations. No part of the proceeds of any Revolving Loans, and no other extensions of credit hereunder, will be used (a) for the purpose of “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or (b) for any purpose that violates the provisions of the Regulations of the Board.
4.12    ERISA. (a) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Group Member and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; (ii) no ERISA Event has occurred or is reasonably expected to occur; (iii) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Group Member or any ERISA Affiliate or to which any Group Member or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with Statement of Financial Accounting Standards No. 106; and (iv) the present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than a material amount the fair market value of the assets of such Pension Plan allocable to such accrued benefits, and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than a material amount the fair market value of the assets of all such underfunded Pension Plans.
(b)    Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) all employer and employee contributions required by applicable law or by the terms of any Foreign Benefit Arrangement or Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) the accrued benefit obligations of each Foreign Plan (based on those assumptions used to fund such Foreign Plan), with respect to all current and former participants, do not exceed the assets of such Foreign Plan; (iii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iv) each such Foreign Benefit Arrangement and Foreign Plan is in compliance (A) with all material provisions of applicable law and all material applicable regulations and published interpretations thereunder with respect to such Foreign Benefit Arrangement or Foreign Plan and (B) with the terms of such plan or arrangement.
4.13    Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
4.14    Subsidiaries. As of the Closing Date, (a) Schedule 4.14 sets forth the name and jurisdiction of incorporation of each Subsidiary of a Loan Party and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party or any Subsidiary of a Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than (i) stock options granted to employees or directors, (ii) directors’ qualifying shares and (iii) springing member interests held by independent managers) of any nature relating to any Capital Stock of the Borrower or any Subsidiary.
4.15    Use of Proceeds. (a) The proceeds of the Revolving Loans, and the Letters of Credit, shall be used for working capital and general corporate purposes; provided, that such proceeds may not be used to buy back or pay down (i) any Indebtedness of any Subsidiary of the Borrower if the Debt Yield, as calculated at the end of the calendar quarter immediately prior to such buy back or paydown, is less than or equal to the Required Debt Yield (Trigger Event) or (ii) any Indebtedness under the Subsidiary Loan Documents if the Debt Yield, as calculated at the end of the calendar quarter immediately prior to such buy back or paydown, is less than or equal to the Required Debt Yield (Partial Trigger Event); provided, further, that the amount of Revolving Loans incurred on the Closing Date to finance the Transactions and fund any ordinary course working capital requirements shall not exceed 50% of the Total Revolving Commitments on the Closing Date.
4.16    Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
(a)    the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted an unresolved violation of, or would reasonably be expected to give rise now or in the future to liability under, any Environmental Law;
(b)    no Group Member has received or is aware of any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding matters arising under Environmental Laws or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)    Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner, or to a location that would reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that would reasonably be expected to give rise to liability under, any applicable Environmental Law;
(d)    no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any judicial decrees, consent decrees, consent orders, administrative orders or other governmental orders outstanding under any Environmental Law with respect to the Properties or the Business;
(e)    there has been no release or, to the knowledge of the Borrower, threat of release of Materials of Environmental Concern at or from the Properties, or, to the knowledge of the Borrower, arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of, or in amounts or in a manner that would reasonably be expected to give rise to liability under Environmental Laws;
(f)    the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and
(g)    no Group Member has assumed any liability of any other Person under Environmental Laws.
4.17    Accuracy of Information, etc. All written information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents on or prior to the Closing Date, other than projections and information of a general economic or industry nature, was, when furnished, complete and correct in all material respects and did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made. The projections contained in the materials referenced above were prepared in good faith based upon reasonable assumptions at the time made, it being recognized by the Lenders that such projections are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results, and such differences may be material. There is no fact known to any Loan Party as of the Closing Date that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders on or prior to the Closing Date for use in connection with the transactions contemplated hereby and by the other Loan Documents.
4.18    Collateral Documents.
(a)    The Account Control Agreement is effective to perfect in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, enforceable and perfected first-priority security interest in the Collateral described therein and proceeds thereof.
(b)    The Guaranty and Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable first-priority security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Equity described in the Guaranty and Security Agreement, when stock certificates (if any) representing such Pledged Equity are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Guaranty and Security Agreement, when financing statements and other filings specified on Schedule 4.18 that are in appropriate form are filed in the offices specified on Schedule 4.18, the Guaranty and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person, except for Liens otherwise permitted under Section 7.3.
4.19    Insurance. Each Group Member maintains with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.
4.20    Anti-Corruption Laws; Sanctions; PATRIOT Act.
(a)     The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance by each of the Borrower, Holdings, the other Group Members and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each of the Borrower, Holdings, the other Group Members and, to the knowledge of the Borrower, their respective directors, officers, employees and agents, are in compliance with Anti-Corruption Laws, the PATRIOT Act and applicable Sanctions in all material respects.

(b)    None of the Borrower, Holdings, any other Group Member or, to the knowledge of the Borrower, any of their respective directors, officers, employees or agents that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.
(c)    No borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.
4.21    Certain Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Subsidiary Loan Documents, including any amendments, supplements or modifications with respect to any of the foregoing.
4.22    Solvency. On the Closing Date, after giving effect to the Transactions, the Group Members, on a consolidated basis, are Solvent.
4.23    REIT Status. Commencing with its taxable year ending December 31, 2018, CorePoint Lodging will be considered to be organized in conformity with the requirements for qualification as a real estate investment trust (“REIT”) under the Code, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT.
SECTION 5.    CONDITIONS PRECEDENT
5.1    Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:
(a)    Credit Agreement and Collateral Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, Holdings, the Borrower and each Person listed on Schedule 1.1A and (ii) the Collateral Documents, executed and delivered by each of the Loan Parties party thereto.
(b)    Subsidiary Loan Transactions. The Administrative Agent shall have received evidence satisfactory to it that the Subsidiary Loan Transactions shall have been, or shall be concurrently with the Closing Date, consummated in accordance with the terms of the Subsidiary Loan Documents.
(c)    Financial Statements. The Administrative Agent shall have received (i) audited consolidated financial statements of La Quinta for fiscal years 2014, 2015, 2016 and 2017; (ii) unaudited quarterly financial statements of La Quinta for fiscal quarter ended March 31, 2018 and (iii) an unaudited consolidated pro forma balance sheet and income statement of Holdings or the

Borrower and their respective Subsidiaries for the four fiscal quarter period ended as of the last day of the most recent period referred to in clauses (i) and (ii) above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statement) which pro forma financial statements shall not be required to meet the requirements of Regulation S-X under the Securities Act or other accounting rules and regulations of the SEC promulgated thereunder (including applying purchase method of accounting); provided that the Administrative Agent acknowledges that it has received the financial statements required by clause (i) above for fiscal years 2014, 2015 and 2016 and the pro forma financial statements required under clause (iii) above for fiscal years 2014, 2015 and 2016. The filing with the SEC by La Quinta or any of its Subsidiaries of any of the foregoing financial statements shall satisfy the requirements of clause (i) and (ii) above, as applicable.
(d)    Lien and Judgment Searches. The Administrative Agent shall have received the results of a recent UCC, judgment, litigation, bankruptcy and Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.
(e)    Closing Date Revolving Loans. The Administrative Agent shall have received (i) in the case of Eurodollar Loans, not less than three (3) Business Days prior to the Closing Date and (ii) in the case of ABR Loans, not less than one (1) Business Day prior to the Closing Date, an appropriately completed request for any Eurodollar Loan or any ABR Loan, as applicable, to be made on the Closing Date, if any, together with, in the case of Eurodollar Loans, a funding indemnity in form and substance reasonably satisfactory to the Administrative Agent.
(f)    Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses (including the reasonable fees and expenses of legal counsel) required to be reimbursed that have been invoiced a reasonable period of time prior to the Closing Date (and in any event, invoiced at least three (3) Business Days prior to the Closing Date (except as otherwise agreed by the Borrower)), which shall be paid from the proceeds of the fundings under the Loan Documents and the Subsidiary Loan Documents on the Closing Date or otherwise.
(g)    Secretary’s Certificates. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer and the Secretary or any Assistant Secretary of such Loan Party.

(h)    Proceedings of the Loan Parties. The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, adopted by the Board of Directors (or equivalent governing body) of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, (ii) the borrowings contemplated hereunder and (iii) the granting by it of the Liens created pursuant to the Collateral Documents, certified by the Secretary or an Assistant Secretary of such Loan Party as of the Closing Date, which certification shall be included in the certificate delivered in respect of such Loan Party pursuant to Section 5.1(g), shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.
(i)    Incumbency Certificates. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party executing any Loan Document, which certificate shall be included in the certificate delivered in respect of such Loan Party pursuant to Section 5.1(g), shall be reasonably satisfactory in form and substance to the Administrative Agent, and shall be executed by a Responsible Officer and the Secretary or any Assistant Secretary of such Loan Party.
(j)    Governing Documents. The Administrative Agent shall have received a copy of the organizational chart of the Group Members and true and complete copies of the Governing Documents of each Loan Party certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party, which certification shall be included in the certificate delivered in respect of such Loan Party pursuant to Section 5.1(g) and shall be in form and substance reasonably satisfactory to the Administrative Agent.
(k)    Good Standing Certificates. The Administrative Agent shall have received certificates dated as of a recent date from the Secretary of State or other appropriate authority evidencing the good standing of each Loan Party in the jurisdiction of its organization or formation.
(l)    Legal Opinion. The Administrative Agent shall have received an executed customary legal opinion of Simpson, Thacher & Bartlett LLP, counsel to the Loan Parties, addressed to the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent.
(m)    Closing Certificates. The Administrative Agent shall have received the following certificates, dated the Closing Date, reasonably satisfactory in form and substance to the Administrative Agent:
(i)    a certificate executed by a Responsible Officer of the Borrower certifying the satisfaction of the conditions set forth in Section 5.1(t) and (u); and

(ii)    a certificate substantially in the form of Exhibit E, executed by the chief financial officer, chief accounting officer or other financial officer of the Borrower, confirming as of the Closing Date that after giving effect to the consummation of the Transactions, including the making of each Revolving Loan to be made on the Closing Date and after giving effect to the application of the proceeds thereof, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.
(n)    Pledged Equity; Stock Powers. The Administrative Agent shall have received the certificates representing the shares of Capital Stock pledged pursuant to the Guaranty and Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.
(o)    Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected first-priority Lien on the Collateral described therein, prior and superior in right to any other Person, shall be in proper form for filing, registration or recordation.
(p)    Know Your Customer. The Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, (i) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, with respect to Holdings and the Borrower and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in respect of the Borrower, in each case, as requested at least five (5) Business Days prior to the Closing Date.
(q)    The Account and the Conditional Controlled Account. The Administrative Agent shall have received (i) evidence satisfactory to it that each of the Account and the Conditional Controlled Account has been established and continues to exist, (ii) the Account Control Agreement, executed and delivered by the Administrative Agent, the Borrower and the Account Bank, (iii) the Conditional Account Control Agreement, executed and delivered by the Administrative Agent, the Borrower and the Conditional Controlled Account Bank and (iv) evidence that the Borrower has delivered (A) the applicable Irrevocable Account Direction to the depositary bank for the Operating Lessee Remainder Account and (B) the applicable Irrevocable Account Direction to the depositary bank for the Property Owner Account.
(r)    Acquisition. The Acquisition shall be consummated in accordance with the Merger Agreement and the Separation and Distribution Agreement substantially concurrently with the initial funding of the loans under the Subsidiary Loan Documents (or the Administrative Agent shall otherwise have reasonable assurance that the Acquisition will occur on the Closing Date), without giving effect to any waiver, amendment or modification thereto, or consent thereunder (or, for the avoidance of doubt, to or under any of the Spin-Off Transaction Agreements (as defined in the Merger Agreement)), that are materially adverse to the interests of the Lenders, unless approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed).
(s)    No Other Indebtedness. After giving effect to the Transactions, CorePoint Lodging, Holdings, the Borrower and their respective Subsidiaries shall have outstanding no Indebtedness for borrowed money other than (a) the Revolving Loans and other extensions of credit under this Agreement and the Subsidiary Loan Documents, (b) other Indebtedness permitted to be outstanding pursuant to the terms of this Agreement and (c) short term Indebtedness for working capital, equipment financings, purchase money indebtedness and Capital Lease Obligations incurred in the ordinary course of business. The Administrative Agent shall have received customary evidence that the Existing Credit Agreement will be repaid substantially concurrently with, or on the Closing Date promptly following, the initial funding under the Subsidiary Loan Documents, and in connection therewith, all Liens on the assets of CorePoint Lodging, Holdings, the Borrower and their respective Subsidiaries securing the Existing Credit Agreement (other than any cash collateral securing letters of credit issued under the Existing Credit Agreement except for any such letters of credit as shall be deemed to have been issued hereunder) shall be terminated (which may be evidenced pursuant to a customary payoff letter or similar instrument).
(t)    Borrower Material Adverse Effect. Since January 17, 2018, there shall not have occurred a Borrower Material Adverse Effect.
(u)    Representations and Warranties. The Specified Representations shall be true and correct in all material respects (except for those representations qualified by materiality or material adverse effect, which shall be true and correct in all respects) as of the Closing Date.
For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
5.2    Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date after the Closing Date is subject to the satisfaction of the following conditions precedent:
(a)    Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except for those representations qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of such date, in each case, after giving effect to the extensions of credit requested to be made on such date and the application of the proceeds therefrom, as if made on and as of such date.
(b)    No Default or Trigger Event. No Default, Event of Default or Trigger Event shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
(c)    Partial Trigger Event. If a Partial Trigger Event has occurred and is continuing, after giving effect to the extensions of credit requested to be made on such date, the Total Revolving Extensions of Credit will not exceed $100,000,000.
Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.
SECTION 6.    AFFIRMATIVE COVENANTS
The Loan Parties hereby jointly and severally agree that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding (unless the outstanding amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the Administrative Agent and the applicable Issuing Lender is in place) or any Revolving Loan or other amount (other than obligations under Secured Swap Agreements or Secured Cash Management Agreements) is owing to any Lender or the Administrative Agent hereunder, each Loan Party shall and shall cause each of its Subsidiaries to:
6.1    Financial Statements. Furnish to the Administrative Agent (for distribution by the Administrative Agent to each Lender):
(a)    as soon as available, but in any event within 90 days (or, in the case of the first completed fiscal year after the Closing Date, within 120 days) after the end of each fiscal year of Holdings, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (provided that such report may contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, if such qualification or exception is related to (i) the impending occurrence of the Revolving Termination Date or any other Indebtedness or (ii) a failure to satisfy financial covenants (whether or not such failure has occurred)), by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to the Administrative Agent in accordance with the Uniform

System of Accounts (or such other accounting basis acceptable to the Administrative Agent) and include such footnotes as required pursuant to GAAP; and
(b)    as soon as available, but in any event not later than 45 days (or, in the case of the first full fiscal quarter (and any partial fiscal quarter preceding the first full fiscal quarter) for which quarterly financial statements are required to be delivered hereunder, within 60 days) after the end of each of the first three quarterly periods of each fiscal year of Holdings, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, include such footnotes as required pursuant to GAAP, certified by a Responsible Officer of Holdings or the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments).
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.
Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.1 may be satisfied with respect to financial information of Holdings and its consolidated Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings) or (B) Holdings’ (or any direct or indirect parent thereof, as applicable), Form 10-K or 10-Q, as applicable, filed with the SEC; provided that with respect to clauses (A) and (B), (i) to the extent such information relates to a parent of Holdings, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Holdings and its consolidated Subsidiaries on a stand-alone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.1(a), such materials are accompanied by a report and opinion of any independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and, except as permitted in Section 6.1(a), shall not contain any qualifications or exceptions as to the scope of such audit or any “going concern” explanatory paragraph or like qualification.
Documents required to be delivered pursuant to Section 6.1, Sections 6.2(a), (b), (c) and (d) and Section 6.9(f) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or Holdings or any other direct or indirect parent of the Borrower) posts such documents, or provides a link thereto on the website on the Internet at the Borrower’s (or Holdings’ or any other direct or indirect parent of the Borrower) website; or (ii)

on which such documents are posted on the Borrower’s behalf on Debtdomain, Roadshow Access (if applicable) or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:
(i)    upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent; and
(ii)    the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.
6.2    Certificates; Other Information. Furnish to the Administrative Agent (for distribution by the Administrative Agent to each Lender):
(a)    concurrently with the delivery of any financial statements pursuant to Section 6.1, a narrative discussion and analysis of the financial condition and results of operations of Holdings and its Subsidiaries for the reporting period then ended and for the period from the beginning of the then current fiscal year to the end of such period, as compared to the portion of the projections covering such periods and to the comparable periods of the previous year, including occupancy figures and average daily rate calculations, in each case, with respect to each of the Properties of any Subsidiary of Holdings;
(b)    concurrently with the delivery of any financial statements pursuant to Section 6.1, (A) a certificate of a Responsible Officer of Holdings or the Borrower stating that, to the best of such Responsible Officer’s knowledge, no Default or Event of Default has occurred and is continuing except as specified in such certificate, (B) a Compliance Certificate containing all information and calculations necessary for determining (i) compliance by the Loan Parties with the covenants set forth on Section 7.1 as of the last day of the fiscal quarter or fiscal year of Holdings, as the case may be and (ii) the Debt Yield and (C) a list of each Subsidiary of the Loan Parties that identifies the name and jurisdiction of incorporation or formation of such Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party or any Subsidiary of a Loan Party or a confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list delivered pursuant to this Section 6.2(b)(C);

(c)    as soon as available, and in any event no later than 30 days prior to the commencement of each fiscal year of Holdings, an Operating Forecast for Holdings for the following fiscal year, and, as soon as available, significant revisions, if any, of such Operating Forecast, each of which such Operating Forecasts shall be accompanied by a certificate of a Responsible Officer of Holdings or the Borrower stating that such Operating Forecast is based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Operating Forecast is incorrect or misleading in any material respect;
(d)    at the times and within the time periods that the same are furnished, copies of all financial statements and similar reporting documents that any Group Member furnished to the holders of obligations under the Subsidiary Loan Documents;
(e)    promptly following receipt thereof, copies of (i) any documents described in Section 101(k) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the relevant Group Member or ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, such Group Member or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices promptly after receipt thereof; and
(f)    promptly, such additional financial and other information as any Lender may from time to time reasonably request through the Administrative Agent.
6.3    Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except (i) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or (ii) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.4    Taxes. File or cause to be filed all federal, state and other material tax returns and reports that are required to be filed and pay all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property, and all other material Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than (i) any the amount or validity of which are being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP are provided on the books of the relevant Group Member or (ii) where the failure to do so could not reasonably be expected to have a Material Adverse Effect).

6.5    Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.6    Maintenance of Property; Insurance. (a) Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.
6.7    Maintenance of REIT Status. Cause CorePoint Lodging to maintain its REIT status under the Code.
6.8    Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent once each calendar year upon reasonable prior notice and at a time mutually agreed with the Borrower (or, after the occurrence and during the continuation of an Event of Default, at any time or frequency) to visit and inspect its properties, to examine and make extracts from its books and records (other than materials protected by attorney-client privilege and materials which the Loan Parties or such Subsidiary thereof, as applicable, may not disclose without violation of a confidentiality obligation binding upon it) and to discuss its affairs, finances and condition with its officers, in each case, at the expense of the Borrower once each calendar year (or, after the occurrence and during the continuation of an Event of Default, at any time).
6.9    Notices. Promptly give notice to the Administrative Agent (for distribution by the Administrative Agent to each Lender) of:
(a)    the occurrence of any Default or Event of Default;
(b)    any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group

Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
(c)    any action, suit, investigation or proceeding affecting any Group Member (i) that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) which relates to any Loan Document;
(d)    an ERISA Event that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(e)    any transaction or occurrence that results in the damage, destruction or rendering unfit for normal use any of the Property of any Group Member, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(f)    any amendment or proposed amendment to any Subsidiary Loan Document; and
(g)    any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
6.10    Environmental Laws. (a) Comply in all material respects with, and take reasonable steps to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and take reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, in each case, except for such compliance and failure to obtain and maintain that would not reasonably be expected to have a Material Adverse Effect;
(b)    Except as would not reasonably be expected to have a Material Adverse Effect, (i) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and (ii) promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
6.11    Use of Proceeds. (a) The proceeds of the Revolving Loans, and the Letters of Credit, shall be used for working capital and general corporate purposes; provided, that such proceeds may not be used to buy back or pay down (i) any Indebtedness of any Subsidiary of the Borrower if the Debt Yield as calculated at the end of the fiscal quarter immediately prior to such buy back or paydown is less than or equal to the Required Debt Yield (Trigger Event) or (ii) any Indebtedness under the Subsidiary Loan Documents if the Debt Yield, as calculated at the end of the calendar quarter immediately prior to such buy back or paydown, is less than or equal to the Required Debt Yield (Partial Trigger Event); provided, further, that the amount of Revolving Loans incurred on the Closing Date to finance the Transactions and fund any ordinary course working capital requirements shall not exceed 50% of the Total Revolving Commitments on the Closing Date.
(b)    The Borrower shall not, directly or, to the knowledge of the Borrower, indirectly, use the proceeds of the Revolving Loans or Letters of Credit, or request any Revolving Loan or Letter of Credit, the proceeds of which will be used, or loaned, contributed, or otherwise made available to any Subsidiary, joint venture partner or, to the knowledge of the Borrower, other Person (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Law, or for the purpose of funding any activities or business of or with any Sanctioned Person or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any other manner that would result in a violation of any Anti-Corruption Laws or Sanctions by any party to this Agreement, with respect to (i) and (ii) to the extent prohibited for a Person required to comply with Sanctions or Anti-Corruption Laws.
6.12    Additional Collateral, etc. (a) With respect to any Domestic Subsidiary created or acquired after the Closing Date directly or indirectly by the Borrower that directly or indirectly owns the Capital Stock of a Mortgage Loan Party, promptly (and, in any event, within sixty (60) days, provided that such time period may be extended in the reasonable discretion of the Administrative Agent) execute and deliver to the Administrative Agent such amendments and supplements to the Guaranty and Security Agreement and additional Collateral Documents as the Administrative Agent reasonably deems necessary or advisable in order to cause any such Domestic Subsidiary (other than an Excluded Subsidiary) to become a Subsidiary Guarantor pursuant to the Guaranty and Security Agreement.
(b)    With respect to any Subsidiary created or acquired after the Closing Date directly or indirectly by the Borrower that is or becomes, or that directly or indirectly owns the Capital Stock of, a Mortgage Loan Party, promptly (and, in any event, within sixty (60) days, provided that such time period may be extended in the reasonable discretion of the Administrative Agent) (i) execute and deliver to the Administrative Agent such amendments and supplements to the Guaranty and Security Agreement and additional Collateral Documents as the Administrative Agent reasonably deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in all of the Capital Stock of such Subsidiary that is owned directly by the Borrower or any Subsidiary Guarantor and in all of the Capital Stock in any Mortgage Loan Party or in any direct or indirect parent of any Mortgage Loan Party owned by such Subsidiary (in each case, other than Excluded Property) and (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the applicable pledgor.

Notwithstanding the foregoing, (i) no Subsidiary that is an Excluded Subsidiary shall be required to become a Subsidiary Guarantor or pledge any of its assets as Collateral, (ii) no Capital Stock of any Subsidiary which is Excluded Property shall be required to be pledged as Collateral and (iii) no Loan Party will be required to take any action in any non-U.S. jurisdiction to create any security interest in assets located or titled outside of the U.S. or to perfect any security interests in such assets.
6.13    Know Your Customer. The Borrower shall, promptly following a written request by the Administrative Agent, the Issuing Lender or any Lender, provide all documentation and other information that the Administrative Agent, the Issuing Lender or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation and other applicable anti-money laundering rules and regulations.
6.14    Further Assurances. The Borrower will execute and deliver to the Administrative Agent such amendments to the Collateral Documents or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first-priority security interest in the Collateral and proceeds thereof.
6.15    Cash Management Account. If an Event of Default has occurred and is continuing or a Partial Trigger Event (unless the Total Revolving Extensions of Credit do not exceed $100,000,000) or a Trigger Event has occurred and is continuing, the Borrower shall, or shall cause its Subsidiaries to, (i) without prejudice to the effectiveness of the Irrevocable Account Direction, deliver to each of the depositary bank for the Operating Lessee Remainder Account and the Property Owner Account instructions with respect to the transfer of Distributable Funds in the Operating Lessee Remainder Account and the Property Owner Account to the Conditional Controlled Account in accordance with the applicable Irrevocable Account Direction, it being understood that the amounts directed to the Conditional Controlled Account represent the amounts payable to Group Members; (ii) provide the Administrative Agent with a copy of the instructions described in clause (i) of this Section 6.15 promptly after delivering such instructions to the depositary banks for the Operating Lessee Remainder Account and the Property Owner Account; and (iii) refrain from revoking, modifying or amending any Irrevocable Account Direction without the prior written consent of the Administrative Agent (such consent not to be unreasonably conditioned, withheld or delayed). For the avoidance of doubt, so long as no Event of Default has occurred and is continuing, (i) at any time that no Partial Trigger Event or Trigger Event has occurred and is continuing (or a Partial Trigger Event (but not a Trigger Event) has occurred and is continuing but the Total Revolving Extensions of Credit do not exceed $100,000,000), the Borrower shall be permitted to freely withdraw amounts from the Conditional Controlled Account and/or the Account without notice to or consent of the Administrative Agent and (ii) at any time (x) that a Trigger Event has occurred and is continuing and there are no Revolving Loans outstanding or any Letters of Credit outstanding that have not been Cash Collateralized in an amount not less than the Minimum Collateral Amount or (y) that a Partial Trigger Event has occurred and is continuing and the Total Revolving Extensions of Credit do not exceed $100,000,000, the Borrower shall be entitled to withdraw any amounts on deposit from the Conditional Controlled Account and/or the Account without notice to or consent of the Administrative Agent.
SECTION 7.    NEGATIVE COVENANTS
The Borrower hereby agrees that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding (unless the outstanding amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the Administrative Agent and the applicable Issuing Lender is in place) or any Revolving Loan or other amount is owing (other than obligations under Secured Swap Agreements or Secured Cash Management Agreements) to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
7.1    Financial Condition Covenants. Commencing with the first full fiscal quarter after the Closing Date, if, as of the last day of any fiscal quarter, the aggregate principal amount of all outstanding Revolving Loans, Reimbursement Obligations and Letters of Credit that are not Cash Collateralized in an amount not less than the Minimum Collateral Amount exceeds ten percent (10%) of the Total Revolving Commitments as of such date:
(a)    Consolidated Total Net Leverage Ratio. Permit the Consolidated Total Net Leverage Ratio as at the last day of any Reference Period of the Borrower to exceed 6.90 to 1.00.
(b)    Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as at the last day of any Reference Period of the Borrower to be less than 1.50 to 1.00.
7.2    Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:
(a)    Indebtedness of any Loan Party pursuant to any Loan Document;
(b)    (i) Indebtedness of any Subsidiary of the Borrower in respect of the Subsidiary Loan Documents outstanding on the date hereof and (ii) without duplication, any Permitted Refinancing thereof (including any mezzanine loans as part of such Permitted Refinancing);
(c)    [reserved];
(d)    (i) Indebtedness of any Subsidiary of the Borrower (other than the Subsidiary Guarantors) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets (provided that such Indebtedness is incurred or assumed prior to or within 270 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets) and (ii) any Permitted Refinancing thereof; provided, that at the time of incurrence or assumption, as applicable, of any Indebtedness permitted by this Section 7.2(d), and after giving effect thereto, (A) no Event of Default shall have occurred and be continuing and (B) the Loan Parties shall be in pro forma compliance with the financial covenants contained in Section 7.1;
(e)    Indebtedness incurred or arising from or in connection with any bid, performance, surety, statutory, completion, return-of-money or appeal bonds or similar obligations issued, existing or incurred in the ordinary course of business;
(f)    Indebtedness arising from or in connection with accounts payable (for the deferred purchase price of property or services) in the ordinary course of business greater than 90 days past the invoice or billing date which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been established by the Borrower or any of its Subsidiaries in conformity with GAAP;
(g)    letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business;
(h)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;
(i)    obligations (contingent or otherwise) existing or arising under any Swap Agreement entered into in the ordinary course of business not for a speculative purpose;
(j)    obligations existing or arising under any Cash Management Agreement in the ordinary course of business;
(k)    (i) Indebtedness (x) of a Subsidiary of a Loan Party owed to a Loan Party or a Subsidiary of a Loan Party and (y) of a Loan Party owed to a Loan Party or a Subsidiary of a Loan Party; provided that, Indebtedness of Subsidiaries that are not Loan Parties owed to Loan Parties shall not exceed $25,000,000 in the aggregate, and (ii) any Permitted Refinancing thereof;
(l)    (i) Indebtedness of the Borrower or any of its Subsidiaries outstanding on the Closing Date and disclosed on Schedule 7.2 and (ii) without duplication, any Permitted Refinancing thereof;

(m)    Indebtedness consisting of Guarantee Obligations by the Borrower or any of its Subsidiaries in respect of Indebtedness, leases and other ordinary course obligations permitted by the Loan Documents to be incurred by the Borrower or any of its Subsidiaries;
(n)    contingent liabilities in respect of any indemnification, adjustment of purchase price, non-compete, consulting, deferred Taxes and similar obligations of the Borrower or any of its Subsidiaries incurred in connection with acquisitions or dispositions;
(o)    Indebtedness owed to any Person providing property, casualty or liability insurance to the Loan Parties or any Subsidiary of a Loan Party, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness shall be outstanding only during such year;
(p)    Indebtedness of the Borrower or any of its Subsidiaries not otherwise permitted by this Section 7.2 in an aggregate principal amount not to exceed $25,000,000 at any time outstanding; provided that, Indebtedness incurred under this Section 7.2(p) by the Subsidiary Guarantors shall not exceed $10,000,000 in the aggregate; and
(q)    Indebtedness incurred in connection with sale and leaseback transactions in an aggregate principal amount not to exceed $50,000,000 at any time outstanding.
For purposes of determining compliance with this Section 7.2, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (q) above, the Borrower may, in its sole discretion, classify or later divide, classify or reclassify all or a portion of such item of Indebtedness or any portion thereof in a manner that complies with this Section 7.2 and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that (i) all Indebtedness outstanding under the Loan Documents, will at all times be deemed to be outstanding in reliance only on the exception in Section 7.2(a) and (ii) all Indebtedness outstanding under the Subsidiary Loan Documents and any Permitted Refinancing thereof, will at all times be deemed to be outstanding in reliance only on the exception in Section 7.2(b). The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.2.
7.3    Liens. Create, incur, assume or suffer to exist any Lien upon any of the property of the Borrower or any Subsidiary of the Borrower, whether now owned or hereafter acquired, except:
(a)    Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or any of its Subsidiaries in conformity with GAAP;

(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;
(c)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
(d)    deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance or payment bonds and other obligations of a like nature incurred in the ordinary course of business;
(e)    easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
(f)    Liens securing Indebtedness of any Subsidiary of the Borrower (other than the Subsidiary Guarantors) incurred pursuant to Section 7.2(d) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;
(g)    Liens created pursuant to the Collateral Documents (including, without limitation, Liens created under Collateral Documents securing obligations in respect of Secured Swap Agreements and Secured Cash Management Agreements);
(h)    any interest or title of a lessor under any lease entered into by the Borrower in the ordinary course of its business and covering only the assets so leased;
(i)    Liens existing on the Closing Date and listed on Schedule 7.3 hereto and any modifications, replacements, renewals or extensions thereof; provided that (A) the Lien does not extend to any additional property other than (x) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.2 and (y) proceeds and products thereof, (B) the amount secured or benefited thereby is not increased except as contemplated by Section 7.2(l), (C) the direct or any contingent obligor with respect thereto is not changed and (D) any renewal, extension or modification of the obligations secured or benefited by such Liens is permitted by Section 7.2(l);
(j)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.1(i);

(k)    Liens on property of a Person existing at the time such Person is merged into or consolidated with a Loan Party; provided, that such Liens were not created in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the relevant Loan Party, and the applicable Indebtedness secured by such Lien is permitted pursuant to this Agreement;
(l)    Liens (A) of a collecting bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection, (B) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and (C) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
(m)    pledges or deposits of cash and Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions and similar obligations to providers of insurance in the ordinary cause of business;
(n)    (A) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (x) interfere in any material respect with the business of a Loan Party or (y) secure any Indebtedness and (B) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Loan Parties or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;
(o)    Liens arising from precautionary Uniform Commercial Code financing statements regarding, and any interest or title of a licensor, lessor or sublessor under, operating leases permitted by this Agreement;
(p)    Liens on cash and Cash Equivalents securing Swap Agreements owing to one or more Persons entered into in the ordinary course of business not for a speculative purpose;
(q)    Liens on property and assets of Subsidiaries of the Borrower securing Indebtedness of Subsidiaries of the Borrower permitted under Sections 7.2(b) and 7.2(c); and
(r)    other Liens in an aggregate principal amount not to exceed $25,000,000; provided that, Liens incurred under this Section 7.3(r) by the Subsidiary Guarantors shall not exceed $10,000,000 in the aggregate.
For purposes of determining compliance with this Section 7.3, (A) Liens need not be incurred solely by reference to one category of Liens permitted by this Section 7.3 but are permitted to be incurred in part under any combination thereof and of any other available exemption and (B) in the event that Lien (or any portion thereof) meets the criteria of one or more of the categories of Liens permitted by this Section 7.3, the Borrower may, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this provision.
7.4    Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or any material part of its property or business, except that any Loan Party may be merged or consolidated with, or wholly acquired by, any Person or Dispose of all or any material part of its property or business, if (a) such merger, consolidation, acquisition or Disposition is in connection with the Transactions, (b) the surviving Person or the Person to whom such property or business was Disposed, as applicable, is a Loan Party (other than Holdings) or is a Subsidiary of the Borrower that assumes all of the liabilities of the predecessor Loan Party, including, without limitation, under any Loan Documents to which such Loan Party is a party or (c) after giving effect to such merger, consolidation, acquisition or Disposition, the Loan Parties shall be in pro forma compliance with the financial covenants contained in Section 7.1.
7.5    Restricted Payments. Declare or pay any dividend (other than dividends payable solely in Qualified Capital Stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Subsidiary of the Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary of the Borrower (collectively, “Restricted Payments”), except that:
(a)    any Subsidiary of the Borrower may make Restricted Payments to the Borrower or any Subsidiary of the Borrower;
(b)    the Borrower or any Subsidiary of the Borrower may make a Restricted Payment; provided, that at the time of any such Restricted Payment and after giving effect thereto, (i) no Default, Event of Default or Trigger Event shall have occurred and be continuing and (ii) the Loan Parties shall be in pro forma compliance with the financial covenants contained in Section 7.1; provided, further, that, the amount of Restricted Payments made under this clause (b) shall not exceed $40,000,000 in the aggregate for all periods during the term of this Agreement in which a Partial Trigger Event is continuing;
(c)    the Borrower or any Subsidiary of the Borrower may make a Restricted Payment on a pro rata basis in the minimum cash amount necessary (as determined by CorePoint Lodging in good faith and assuming that CorePoint Lodging makes the maximum distribution in the form of equity interests permitted by the Code as reasonably determined by CorePoint Lodging’s tax counsel) (i) to maintain the status of CorePoint Lodging as a REIT under the Code and (ii) to avoid payment or imposition of any entity-level tax on CorePoint Lodging (including pursuant to Section

4981 of the Code) that could be avoided by reason of a distribution or other action by any Loan Party (each, a “REIT Distribution”);
(d)    the Borrower or any Subsidiary of the Borrower may make a Restricted Payment in cash to the holders of the Preferred Stock in an amount not to exceed $2,250,000 per annum;
(e)    the Borrower or any Subsidiary of the Borrower may make a Restricted Payment in order to fund the redemption of the Preferred Stock upon a “change of control” (as defined in the governing terms of such Preferred Stock), provided no Event of Default pursuant to Section 8.1(a) hereto resulting from the failure to prepay all outstanding Revolving Loans and terminate any corresponding Revolving Commitments upon a Change of Control pursuant to Section 2.9(c) hereto shall have occurred and be continuing; and
(f)    the Borrower or any Subsidiary of the Borrower may make a Restricted Payment in connection with the Transactions.
7.6    Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any Group Member) unless such transaction is (a) (i) otherwise permitted under this Agreement, (ii) in the ordinary course of business of the relevant Group Member and (iii) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate or (b) in connection with the Transactions.
7.7    Amendments to Subsidiary Loan Documents. (a) Amend, supplement or otherwise modify any of the Specified Terms of the Subsidiary Loan Documents in a manner which adversely affects the Lenders in any material respect, (b) increase the interest rates applicable to the obligations under any Subsidiary Loan Document (provided that the weighted average interest rates under the Subsidiary Loan Documents may be increased by no more than 75 basis points above the interest rate under such Subsidiary Loan Document on the Closing Date), (c) shorten the maturity of the obligations under the Subsidiary Loan Documents or (d) (i) amend, supplement or modify any provision of any Subsidiary Loan Document (including the Subsidiary Loan Cash Management Agreement) in a manner that would prohibit or limit cash distributions from any Subsidiary to be made with all available funds into the Conditional Controlled Account or the Account or (ii) make any election or designation that would have the effect of making or allowing (A) after the occurrence of an Event of Default or Partial Trigger Event (unless the Total Revolving Extensions of Credit do not exceed $100,000,000) or Trigger Event that is continuing, any cash distributions of any Distributable Funds from any Subsidiary (other than any REIT Distribution) to any Person (other than to the Borrower, the Operating Lessee and any Person who has delivered an Irrevocable Account

Direction) or (B) any cash distributions into any account of the Borrower other than into the Conditional Controlled Account or the Account.
SECTION 8.    EVENTS OF DEFAULT
8.1    Events of Default. If any of the following events shall occur and be continuing:
(a)    the Borrower shall fail to pay any principal of any Revolving Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Revolving Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five (5) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or
(b)    any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
(c)    any Loan Party shall default in the observance or performance of any agreement contained in Section 2.25, Section 6.5(a) (with respect to the Borrower), Section 6.9(a), Section 6.11(a) or Section 7 of this Agreement; provided, that a Default as a result of a breach of Section 7.1 (a “Financial Covenant Event of Default”) is subject to cure pursuant to Section 8.2; provided further, that in the event of a Financial Covenant Event of Default, upon Administrative Agent’s receipt of a written notice from Borrower that Borrower intends to exercise the cure right contained in Section 8.2 until the Cure Expiration Date, neither the Lenders nor Administrative Agent shall exercise any rights or remedies under this Section 8.1 available during the continuance of a Financial Covenant Event of Default; or
(d)    any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8.1), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or
(e)    any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Revolving Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) or, in the case of a Swap Agreement, the applicable counterparty, to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or, in the case of a Swap Agreement, to cause the termination thereof; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which (or, with respect to any Swap Agreements, the Swap Termination Value of which) is $50,000,000 or more; or
(f)    any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation) incurred under the Subsidiary Loan Documents on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness incurred under the Subsidiary Loan Documents beyond the period of grace, if any, provided in the Subsidiary Loan Documents; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any Subsidiary Loan Document, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; or
(g)    (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) any Group Member shall make a general assignment for the benefit of its creditors; or
(h)    (i) an ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan, (iii) the PBGC shall institute proceedings to terminate any Pension Plan(s), (iv) any Loan Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner or (v) any other event or condition shall occur or exist with respect to a Pension Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or
(i)    one or more final monetary judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or
(j)    any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Group Member contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
(k)    any Collateral Document shall cease to create a valid and perfected Lien, with the priority required by the Collateral Documents, over any material portion of the Collateral purported to be covered thereby, or shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or
(l)    Holdings’ guaranty of the Obligations pursuant to the Guaranty and Security Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) above with respect to the Borrower, automatically the Revolving Commitments shall immediately terminate and the Revolving Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/

C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Revolving Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time Cash Collateralize the L/C Obligations related thereto (in an amount equal to the Minimum Collateral Amount with respect thereto). Except as expressly provided above in this Section 8.1, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
8.2    Borrower’s Right to Cure. (a) Notwithstanding anything to the contrary contained in Section 8.1, but subject to Section 8.2(b), if the Borrower determines that an Event of Default under the covenants set forth in Section 7.1 has occurred or may occur, during the period commencing after the first day of the last fiscal quarter included in such Reference Period and ending ten (10) Business Days after the date on which financial statements are required to be delivered hereunder with respect to such fiscal quarter (the “Cure Expiration Date”), a Specified Equity Contribution may be made to Holdings (each, a “Designated Equity Contribution”), and the amount of the net cash proceeds thereof shall be deemed to increase Consolidated EBITDA with respect to such applicable quarter; provided that such net cash proceeds are actually received by the Borrower as cash common equity (including through capital contribution of such net cash proceeds to the Borrower) or other equity on terms and conditions reasonably satisfactory to the Administrative Agent during the period commencing after the first day of the last fiscal quarter included in such Reference Period of the Borrower and ending ten (10) Business Days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder. The parties hereby acknowledge that this Section 8.2 may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.1 and shall not result in any adjustment to any baskets or other amounts other than the amount of Consolidated EBITDA for the purpose of Section 7.1.
(b)    (i) In each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no Designated Equity Contribution is made, (ii) no more than five Designated

Equity Contributions may be made in the aggregate during the term of this Agreement, (iii) the amount of any Designated Equity Contribution shall be no more than the amount required to cause the Borrower to be in pro forma compliance with Section 7.1 for any applicable period, (iv) there shall be no pro forma reduction in Indebtedness (including through netting) with the proceeds of any Designated Equity Contribution for determining compliance with Section 7.1 for the fiscal quarter with respect to which such Designated Equity Contribution was made; provided that to the extent such proceeds are actually applied to prepay Indebtedness of the Group Members, such reduction may be credited in any subsequent fiscal quarter and (v) no Lender or Issuing Lender shall be required to fund any Revolving Loan or issue any Letter of Credit, as applicable, during the period from delivery of written notice of the Borrower’s intention to exercise its cure rights under this Section 8.2 until the date Borrower exercises such right for such quarter.
SECTION 9.    THE ADMINISTRATIVE AGENT
9.1    Appointment. Each Lender (in its capacity as a Lender and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Swap Agreements) hereby irrevocably designates and appoints the Administrative Agent as the administrative agent and collateral agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, including to accept, hold, maintain and enforce Liens and security interests over the Collateral, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
9.2    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through sub-agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the related parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agent.

9.3    Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence, bad faith or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.
9.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Revolving Loans.
9.5    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
9.6    Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its Affiliates or their respective officers, directors, employees, agents, advisors or attorneys-in-fact have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Revolving Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates.
9.7    Indemnification. The Lenders agree to indemnify the Administrative Agent and its Affiliates and their respective officers, directors, employees, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Revolving Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Revolving Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.
9.8    Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though it were not the Administrative Agent or an Affiliate thereof. With respect to its Revolving Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent and its Affiliates shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent or an Affiliate thereof, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.
9.9    Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then upon any such resignation, the Required Lenders shall have the right to appoint a successor, which successor agent shall (unless an Event of Default under Section 8.1(a) or (g) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Revolving Loans. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank, which successor agent shall (unless (i) an Event of Default under Section 8.1(a) or (g) with respect to the Borrower shall have occurred and be continuing or (ii) such successor agent is a Lender) be subject to approval by the Borrower (which approval shall not be withheld or delayed by the Borrower except for a bona fide valid reason). Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Section 9 and Section 10.5 shall continue in effect for the benefit of such retiring Administrative Agent in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as a successor agent is appointed as provided for above.
9.10    Lead Arrangers. The Lead Arrangers shall not have any duties or responsibilities hereunder in its capacity as such.
9.11    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Revolving Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under any Loan Document) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.5(b) and 10.5.
Nothing contained herein shall be deemed (a) to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Lender or (b) to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Lender in any such proceeding.
9.12    Collateral Matters.
(a)     Except with respect to the exercise of setoff rights in accordance with the Loan Documents or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guaranty of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.

(b)     In furtherance of the foregoing and not in limitation thereof, no Secured Cash Management Agreement or Secured Swap Agreement will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Secured Cash Management Agreement or Secured Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph. Obligations of the Loan Parties under any Secured Cash Management Agreement or Secured Swap Agreement shall be guaranteed and secured pursuant to the Collateral Documents only for so long as the other Obligations are so guaranteed and secured.

(c)     The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

9.13    Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.1 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
9.14    Lender Representations. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arrangers and their respective Affiliates, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Revolving Loans, the Letters of Credit or the Revolving Commitments;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Revolving Loans, the Letters of Credit, the Revolving Commitments and this Agreement;
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Revolving Loans, the Letters of Credit, the Revolving Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Revolving Loans, the Letters of Credit, the Revolving Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such

Lender’s entrance into, participation in, administration of and performance of the Revolving Loans, the Letters of Credit, the Revolving Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arrangers and their respective Affiliates, that:
(i)    none of the Administrative Agent, the Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto);
(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Revolving Loans, the Letters of Credit, the Revolving Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);
(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Revolving Loans, the Letters of Credit, the Revolving Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);
(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Revolving Loans, the Letters of Credit, the Revolving Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Revolving Loans, the Letters of Credit, the Revolving Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(v)    no fee or other compensation is being paid directly to the Administrative Agent, the Lead Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Revolving Loans, the Letters of Credit, the Revolving Commitments or this Agreement.
(c)    Each of the Administrative Agent and the Lead Arrangers hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Revolving Loans, the Letters of Credit, the Revolving Commitments and this Agreement, (ii) may recognize a gain if it extended the Revolving Loans, the Letters of Credit or the Revolving Commitments for an amount less than the amount being paid for an interest in the Revolving Loans, the Letters of Credit or the Revolving Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
(d)    Each Lender represents and warrants, as of the date such Person became a Lender party hereto, to the Administrative Agent, the Lead Arrangers and their respective Affiliates, that such Lender is a Qualified Transferee.
9.15    Intercreditor Agreement. The Administrative Agent shall be authorized, without the consent of any Lender, to execute the Intercreditor Agreement on behalf of itself, each Lender and each other Secured Party, to take and give any and all actions, consents, directions, notices and waivers required or permitted by the Intercreditor Agreement on behalf of itself, each Lender and each other Secured Party, and to enter into amendments of, and amendments and restatements of, the Intercreditor Agreement in order to add or remove parties thereto, to cure any ambiguity, omission, defect or inconsistency or to make other modifications that are not materially adverse to the Lenders; provided that the Administrative Agent shall not (i) enter into any modification, waiver or amendment of a material term of the Intercreditor Agreement or (ii) except as required by the terms of the Intercreditor Agreement, give any consent or direction under the Intercreditor Agreement that would reasonably be expected to be materially adverse to the Lenders, in each case, without the consent of the Required Lenders.
SECTION 10.    MISCELLANEOUS

10.1    Amendments and Waivers. None of this Agreement, any other Loan Document, or any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Revolving Loan, reduce the stated rate of any interest (including the waiver or reduction of accrued interest) or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly adversely affected thereby; (ii) increase the amount or extend the expiration date of any Lender’s Revolving Commitment without the written consent of such Lender; (iii) change any provision of Sections 2.15, 2.16 or 10.1 (or any other term of the Loan Documents requiring pro rata payments, distributions, commitment reductions or sharing of payments) or the definition of “Required Lenders” “Majority in Interest” or any other provision specifying the number of Lenders or portion of the Revolving Loans or Revolving Commitments required to take any action under the Loan Documents, in each case, without the written consent of each Lender directly adversely affected thereby; (iv) release all or substantially all of the Collateral or release Holdings from its obligations under the Guaranty and Security Agreement, in each case without the written consent of all Lenders; (v) amend, modify or waive the definition of “Partial Trigger Event”, “Partial Trigger Event Cure”, “Trigger Event” or “Trigger Event Cure” (including any definition component thereof) or any provision of Sections 2.9 or 2.25, without the written consent of all Lenders; (vi) change any provisions of any Loan Document in a manner that by its terms adversely affects the payments due to Lenders holding Revolving Loans of any Class differently than those holding Revolving Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class; (vii) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; or (viii) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender; provided, that any amendment, waiver or other modification of this Agreement that by its terms affects the rights or duties under this

Agreement of the Lenders of a particular Class (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrower and the Majority in Interest requisite number or percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Revolving Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding the foregoing, the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to effect the provisions of Section 2.22 in accordance with the terms thereof.
Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order (x) to correct or cure ambiguities, errors, omissions or defects, (y) to effect administrative changes of a technical or immaterial nature or (z) to fix incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document. The Collateral Documents and related documents in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to correct or cure ambiguities, omissions, mistakes or defects or (iii) to cause such Collateral Documents or other document to be consistent with this Agreement and the other Loan Documents.
Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower and the Administrative Agent may enter into any Extension Amendment in accordance with Section 2.22(b) and any Repricing Amendment, Increasing Lender Agreement and/or New Lender Agreement in accordance with Section 2.22(c) and such Extension Amendment, Repricing Amendment, Increasing Lender Agreement and/or New Lender Agreement shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document (other than as set forth in such Sections).
Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower and the Administrative Agent may enter into any amendment, waiver, consent or supplement to this Agreement and such other related changes to this Agreement as may be applicable without the consent of any Lender to amend the definition of “LIBO Rate”; “Adjusted LIBO Rate” or “LIBO Screen Rate” as set forth in Section 2.14(c).
10.2    Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	COREPOINT BORROWER L.L.C. c/o CorePoint Operating Partnership L.P. 909 Hidden Ridge Road, Suite 600 Irving, Texas 75038 Attention: Mark Chloupek

and a copy to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: Brian Gluck, Esq. Email: bgluck@stblaw.com

Administrative Agent:
JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road, NCC5/Floor 1
Newark, Delaware 19713
Attention: Robert Nichols
Telephone No.: (302) 634-3376
Facsimile No.: (302) 634-8459
Email: robert.j.nichols@jpmorgan.com

and
JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road, NCC5/Floor 1
Newark, Delaware 19713
Attention: Jane Dreisbach
Telephone No.: (302) 634-1704
Facsimile No.: (302) 634-8459
Email: jane.dreisbach@jpmorgan.com

with a copy to:	JPMorgan Chase Bank, N.A. 383 Madison Avenue, 24th Floor New York, New York 10179 Attention: Mohammad Hasan Telephone No.: (212) 622-8174 Email: mohammad.s.hasan@jpmorgan.com

and a copy to:	Latham & Watkins LLP 12670 High Bluff Drive San Diego, California 92103 Attention: Sony Ben-Moshe, Esq. Facsimile No.: (858) 523-5450 Email: sony.ben-moshe@lw.com provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.
Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
10.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
10.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Revolving Loans and other extensions of credit hereunder.

10.5    Payment of Expenses; Damages Waiver. The Borrower agrees (a) to pay or reimburse the Lead Arrangers and the Administrative Agent for all their reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented out-of-pocket fees, disbursements and other charges of legal counsel which shall be limited to one primary counsel for the Administrative Agent and the Lead Arrangers, and if reasonably necessary, one local counsel for the Administrative Agent and the Lead Arrangers in each applicable material jurisdiction, and, in the case of an actual conflict of interest where the Person affected by such conflict informs you of such conflict and thereafter, after receipt of your consent (which consent shall not be unreasonably withheld, conditioned or delayed), retains its own counsel, of another firm of counsel for such affected Person and, if reasonably necessary, of another firm of local counsel in each applicable material jurisdiction for such affected Person) incurred in connection with the syndication, development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, the other Loan Documents, the Intercreditor Agreement and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter, (b) to pay or reimburse the Lead Arrangers, the Administrative Agent and the Lenders for all their reasonable and documented out-of-pocket costs and expenses paid or incurred pursuant to the terms of the Intercreditor Agreement, (c) to pay or reimburse the Administrative Agent, the Issuing Lender and each Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents, the Intercreditor Agreement and any such other documents (including the reasonable fees and expenses of legal counsel which shall be limited to one primary counsel for the Administrative Agent, the Issuing Lender and the Lenders, taken as a whole, and if reasonably necessary, one local counsel for the Administrative Agent, the Issuing Lender and the Lenders, taken as a whole, in each applicable material jurisdiction, and, in the case of an actual conflict of interest where the Person affected by such conflict informs you of such conflict and thereafter, after receipt of your consent (which consent shall not be unreasonably withheld, conditioned or delayed), retains its own counsel, of another firm of counsel for such affected Person and, if reasonably necessary, of another firm of local counsel in each applicable material jurisdiction for such affected Person), (d) to pay, indemnify, and hold each Lender, the Issuing Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents, the Intercreditor Agreement and any such other documents, and (e) to pay, indemnify, and hold each Lender, each Lead Arranger, the Issuing Lender and the Administrative Agent and their Affiliates and each of their respective officers, directors, employees, partners, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the syndication, execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents, the Intercreditor Agreement and any such other documents, including any of the foregoing relating to the use or proposed use of proceeds of the Revolving Loans and Letters of Credit or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable and documented out-of-pocket fees, disbursements and other charges of one primary counsel, one local counsel in each applicable material jurisdiction if reasonably necessary and, in the case of an actual conflict of interest where the Indemnitee affected by such conflict informs you of such conflict and thereafter, after receipt of your consent (which consent shall not be unreasonably withheld, conditioned or delayed), retains its own counsel, of another firm of counsel for such affected Indemnitee and, if reasonably necessary, of another firm of local counsel in each applicable material jurisdiction for such affected Indemnitee in connection with claims, actions or proceedings related to arising from any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (i) are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of the Loan Documents by, such Indemnitee or any of its Affiliates or respective related parties or (ii) arise out of any dispute brought solely by an Indemnitee against another Indemnitee, do not arise out of or relate to any request, act or omission by the Borrower, any other Loan Party or any of their respective Subsidiaries or Affiliates and do not involve the Administrative Agent, in its capacity as administrative agent, or any Lead Arranger, in its capacity as a lead arranger.
Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.
All amounts due under this Section 10.5 shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the Borrower as set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.
None of any Loan Party or any Indemnitee shall have any liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, any Revolving Loan or Letter of Credit or the use of the proceeds thereof; provided, however, that nothing contained in this sentence will limit the indemnity and reimbursement obligations of the Borrower set forth in this Section 10.5. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Revolving Loans and all other amounts payable hereunder.
10.6    Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Revolving Loans at the time owing to it) with the prior written consent of:
(A)    the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to a Lender or, if an Event of Default under Section 8.1(a) or (g) (with respect to Holdings or the Borrower) or a Trigger Event has occurred and is continuing, any other Person;
(B)    the Administrative Agent (such consent not to be unreasonably withheld or delayed); and
(C)    the Issuing Lender (such consent not to be unreasonably withheld or delayed).
(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitments (which for this purpose includes Revolving Loans outstanding thereunder) or, if the Revolving Commitments are not in effect, the entire remaining principal outstanding balance of the assigning Lender’s Revolving Loans, the amount of the Revolving Commitments (which for this purpose includes Revolving Loans outstanding thereunder) or, if the Revolving Commitments are not in effect, the principal outstanding balance of the Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and in whole integral multiples of $1,000,000 in excess thereof unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.1(a) or (g) (with respect to Holdings or the Borrower) or a Trigger Event has occurred ~~has occurred~~ and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;
(B)    no assignment shall be made to (1) any Investor, any Group Member or any Affiliate or Subsidiary of any of the foregoing, (2) any Defaulting Lender or Disqualified Lender, (3) a natural person or any investment vehicle established primarily for the benefit of a natural person, (4) any Person who is not a Qualified Transferee or (5) any Person who, upon becoming a Lender hereunder, would constitute any of the Persons described in clause (1) or (2) above; provided that, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Lender and the Administrative Agent shall have no liability with respect to any assignment made to a Disqualified Lender;
(C)    in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Revolving Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative

Agent, the Issuing Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Revolving Loans and participations in L/C Obligations in accordance with its Revolving Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs;
(D)    (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and
(E)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.17, 2.18, 2.19 and 10.5); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount (and stated interest) of the Revolving Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    Any Lender may, with the consent of the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed), but without the consent of the Issuing Lender or the Administrative Agent, sell participations to one or more banks or other entities (other than any Disqualified Lender, natural person or investment vehicle established primarily for the benefit of a natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Revolving Loans owing to it); provided that (A) the Borrower shall be deemed to have consented to any such participation unless it shall object thereto by written notice to the Administrative Agent within fifteen (15) Business Days after a Responsible Officer of the Borrower having received written notice thereof and (B) no consent of the Borrower shall be required for participations made to a Lender or, if an Event of Default under Section 8.1(a) or (g) (with respect to Holdings or the Borrower) or a Trigger Event has occurred and is continuing, any other Person; provided, further, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Participant or potential Participant is a Disqualified Lender and the Administrative Agent shall have no liability with respect to any participation made to a Disqualified Lender. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly adversely affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 (subject to the requirements and limitations therein, including the requirements under Section 2.18(f) (it being understood that the documentation required under Section 2.18(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.20 and 2.21 as if it were an assignee under paragraph (b) of this Section, and (B) shall not be entitled to receive any greater payment under Section 2.17 or 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.20 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Revolving Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Commitments, Revolving Loans, L/C Obligations or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Revolving Commitment, Revolving Loan, L/C Obligation or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
(e)    The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
10.7    Adjustments; Set-off. (a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
(b)    In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, but with the prior written consent of the Administrative Agent, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any Affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.
10.8    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
10.9    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.10    Integration. This Agreement and the other Loan Documents represent the entire agreement of the Loan Parties, the Administrative Agent, the Issuing Lender and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
10.11    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
10.12    Submission to Jurisdiction; Waivers. The Borrower, the Administrative Agent and each Lender hereby irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York in New York County, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right of the Administrative Agent, the Issuing Lender or any other Lender to sue or bring an enforcement action relating to this Agreement or any other Loan Document, including any such action or proceeding in connection with the exercise of remedies with respect to the Collateral, in any other jurisdiction.
10.13    Acknowledgements. The Borrower hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)    none of the Administrative Agent, the Issuing Lender, any Lender or any Lead Arranger has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the Issuing Lender and Lenders, on one hand, and the Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.
10.14    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Revolving Loan, together with all fees, charges and other amounts that are treated as interest on such Revolving Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Revolving Loan in accordance with applicable law, the rate of interest payable in respect of such Revolving Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Revolving Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Revolving Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
10.15    Releases of Liens/Guarantors. (a) The Lenders irrevocably agree that any Lien on any property granted to or held by the Administrative Agent under any Loan Document shall be automatically released:
(i)     at such time as the Revolving Loans, the Reimbursement Obligations and the other Loan Obligations under the Loan Documents shall have been paid in full, the Revolving Commitments have been terminated and no Letters of Credit shall be outstanding (and in such event, the Collateral Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Collateral Documents shall terminate, all without delivery of any instrument or performance of any act by any Person, whether or not on the date of such release there may be any obligations in respect of any Secured Swap Agreements or any Secured Cash Management Agreements);
(ii)     at the time the property subject to such Lien is disposed of as part of or in connection with any disposition permitted hereunder to any Person other than a Person required to grant a Lien to the Administrative Agent under the Loan Documents (or, if such transferee is a Person required to grant a Lien to the Administrative Agent on such asset, at the option of the applicable Loan Party, such Lien on such asset may still be released in connection with the transfer so long as (x) the transferee grants a new Lien to the Administrative Agent on such asset substantially concurrently with the transfer of such asset, (y) the transfer is between parties organized under the laws of different jurisdictions and at least one of such parties is a Foreign Subsidiary and (z) the priority of the new Lien is the same as that of the original Lien); or
(iii)     subject to Section 10.1, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders or all Lenders.
(b)    If, in compliance with the terms and provisions of the Loan Documents, (i) all or substantially all of the Capital Stock or property of any Subsidiary Guarantor are sold or otherwise transferred to a person or persons, none of which is a Loan Party or (ii) any Subsidiary Guarantor becomes an Excluded Subsidiary (any such Subsidiary Guarantor described in the foregoing clause (i) or (ii), a “Released Guarantor”), such Released Guarantor shall, upon the consummation of such sale or transfer or upon becoming an Excluded Subsidiary, be automatically released from its obligations under this Agreement and any of the other Loan Documents and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Capital Stock of the Released Guarantor, the pledge of such Capital Stock to the Administrative Agent pursuant to the Collateral Documents shall be automatically released. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property pursuant to this Section 10.15. In each case as specified in this Section 10.15, the Administrative Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request to evidence the release of such item of Collateral or release of such guarantee from the assignment and security interest granted under the Collateral Documents, in each case in accordance with the terms of the Loan Documents and this Section 10.15.
10.16    Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any Affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement or any Cash Management Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than as a result of a breach of this Section, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) to another party to this Agreement or (k) if agreed by the Borrower in its sole discretion, to any other Person; provided that, except with respect to any audit or examination by bank accountants or by any governmental bank regulatory authority or other Governmental Authority exercising examination or regulatory authority, each of the Administrative Agent, the Issuing Lender and the Lenders shall, to the extent practicable and not prohibited by applicable law, use reasonable efforts to promptly notify the Borrower of disclosure pursuant to clauses (d), (e), (f) or (h), above.
Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
10.17    WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
10.18    USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the PATRIOT Act.
10.19    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
10.20    Subject to Intercreditor. Each Lender party hereto or that becomes a party hereto from time to time acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof. Notwithstanding anything herein to the contrary, (i) the Liens and security interests granted to the Administrative Agent for the benefit of the Secured Parties pursuant to the Collateral Documents and (ii) the exercise of any right or remedy by the Administrative Agent and the Lenders hereunder or under the Collateral Documents and the application of proceeds (including insurance and condemnation proceeds) of any Collateral (collectively, the “Intercreditor Provisions”), in each case, are subject to the limitations and provisions of the Intercreditor Agreement to the extent provided therein. In the event of any conflict in respect of the Intercreditor Provisions between the terms of the Intercreditor Agreement and the terms of this Agreement or any other Loan Document, the terms of the Intercreditor Agreement shall govern.
[Signature Pages Follow]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.
COREPOINT BORROWER L.L.C.,
as the Borrower

By:	Name: Title:
COREPOINT OPERATING PARTNERSHIP L.P.,
as Holdings

By:	Name: Title:

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, as a Lender and as an Issuing Lender
By:
Name:
Title:

[Signature Page to Credit Agreement]

KEYBANK NATIONAL ASSOCIATION,
as a Lender
By:
Name:
Title:

[Signature Page to Credit Agreement]

SOCIÉTÉ GÉNÉRALE,
as a Lender
By:
Name:
Title:

[Signature Page to Credit Agreement]